Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

LIFEPOINT HEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2018	PROXY STATEMENT	Notice of Annual Meeting of Shareholders
LIFEPOINT HEALTH, INC.		to be held on June 5, 2018

April 25, 2018

Dear Fellow Shareholders,

The healthcare industry is in the midst of what is arguably one of the most challenging operating environments that we have experienced. We are navigating a shifting payer mix, uncertainty in Washington, increasing consolidation of existing providers, a movement toward consumerism, in which our patients are exercising more choice in where and how they receive their care, and the entry of non-traditional providers into the healthcare environment. 2017 was a difficult year for healthcare providers. LifePoint was no exception and we did not achieve our financial performance expectations.

During 2017, the hospitals that we acquired in 2014 and 2015 performed according to plan, with incremental year over year EBITDA improvements. The hospitals we acquired in 2016, however, did not improve at the pace we had expected, and this negatively impacted the financial performance of the Company overall. We paused on acquisitions during 2017 in order to focus on the integration of these hospitals and we were pleased that in the fourth quarter we began to see both margin and EBITDA improvement for these hospitals. We expect this trajectory to continue.

As part of our commitment to operational excellence, we continually seek to optimize our portfolio. As a result, we sold our hospital in Conyers, Georgia in 2017 and have signed definitive agreements to transition ownership of certain of our Louisiana hospitals in 2018. We believe that the transition of ownership of these hospitals will position them more effectively to service their local communities as well as benefit the Company and its shareholders in the long term.

In addition, in 2017 we completed over $70 million in share repurchases, providing direct shareholder return. We believe that our continued focus on effective cost control, integration of recently acquired assets, and meaningful targeted investments will also contribute to increased shareholder value.

As we navigate these industry-wide challenges and opportunities, we remain sharply focused on what we believe is our strategic edge, providing high quality care close to home. We believe providing high quality care will lead to long-term shareholder value as we reduce costly readmissions, focus on preventing harmful and resource-intensive errors, coordinate with community resources to care for the whole patient and position the organization to thrive in a pay-for-performance environment.

The evolution of our innovative partnership with Duke University Health System, Duke LifePoint Healthcare, has led to the development of the LifePoint National Quality Program, which is a truly groundbreaking and nationally acclaimed program that recognizes LifePoint hospitals that have achieved measurable and sustainable enhancements in patient safety and culture. In early 2018, the National Quality Forum and The Joint Commission awarded us the John M. Eisenberg Award for Innovation and Patient Safety at the Local Level for our work with the National Quality Program. LifePoint is the first investor-owned health system to receive this award and joins a list of esteemed leaders that includes the Mayo Clinic, Harvard Medical School and Kaiser Permanente. I believe this recognition of our quality efforts is a testament to our thousands of clinicians, administrators and other employees who have played an important role in elevating quality and patient safety at LifePoint through our National Quality Program.

In addition to being disciplined operators and advocates of quality care close to home, we take our role as the voice of rural healthcare very seriously. I am proud of the leadership role LifePoint took working with leaders in Washington, DC, to ensure that the recently passed federal budget included a five-year extension on funding for

LifePoint Health, Inc. | 2018 Proxy Statement	1

Medicare-dependent hospitals and low volume adjustment extenders. This funding for rural and non-urban hospitals across the country will help to provide critical financial support and protect access to healthcare for millions of Americans who live in communities like those in which we operate.

We remain committed to our mission of Making Communities Healthier® and to an unwavering focus on quality, growth, operations excellence and talent as the key drivers for stock appreciation and shareholder value. We appreciate the feedback we received from our shareholders in 2017. In 2018, we will continue our practice of maintaining open and transparent dialog with our investors and we look forward to sharing details as we work to update our operating strategies to capitalize on evolving industry trends and the changing healthcare environment over the next several years.

Thank you for your investment in LifePoint.

Sincerely yours,

WILLIAM F. CARPENTER III Chairman and Chief Executive Officer

  Pictured above receiving the John M. Eisenberg Award for Innovation in Patient Safety: David M. Dill, President and Chief Operating Officer; Cindy Chamness, VP Quality Operations and Care Management; Rusty Holman, M.D., Chief Medical Officer; Harry Phillips, M.D., Duke LifePoint Chief Medical Officer; Barbara Olson, VP, Clinical Improvement Healthcare Safety

2	2018 Proxy Statement | LifePoint Health, Inc.

April 25, 2018

Report from Independent Directors to Shareholders

As independent directors, we strive to govern LifePoint in a prudent and transparent manner that helps the Company achieve sustainable operating and financial performance and deliver long-term value for our shareholders. Accountability to shareholders is not only a mark of good governance, but an important component of our success. LifePoint has a history of proactively reaching out to our shareholders to discuss a variety of trends and issues affecting the Company. In 2017, the Company met over 200 times with investors and shareholders. The feedback received from these stakeholders was evaluated by the Board and taken into consideration as we made decisions throughout the year. Below is a summary of the major areas of our focus in 2017. These topics are also discussed in greater detail throughout the proxy statement.

Corporate Governance

Our primary responsibility is to provide effective corporate governance for, and oversight of, the Company and its operations in order to ensure that the long-term interests of the Company's shareholders are being advanced. In doing so, we consider the interests of other stakeholders of the Company, including employees, physicians and other healthcare professionals at the Company's facilities, the patients and family members who receive care at our facilities and the communities in which those facilities are located. Over the last several years, in response to our shareholders, we have eliminated our poison pill and implemented a majority voting standard in uncontested elections for directors and director resignation policy for directors who do not receive the requisite re-election vote.

In 2017, our Corporate Governance and Nominating Committee completed its annual review of the Company's corporate governance documents, including the Company's By-Laws, Certificate of Incorporation, Corporate Governance Standards and the charter of each of the Board's standing committees. In completing this review, the Corporate Governance and Nominating Committee, with advice from outside counsel, considered current governance trends, changes in laws and regulations, and the Company's specific needs. As a result of the annual review in 2017, we increased the stock ownership requirement for our CEO to six times his base salary and for non-management directors to five times our annual retainer. We believe this demonstrates our commitment to aligning our interests with those of our shareholders.

Over the past several years, we have focused on enhancing the disclosure in our annual proxy statements to provide more transparency about our governance processes, executive compensation and other matters. We were pleased that our 2017 proxy statement was nominated by Corporate Secretary magazine as proxy statement of the year (small to mid-cap companies). We are committed to continuous improvement in this area. New or enhanced disclosures in this year's proxy statement include those related to our independence, our Board evaluation process, the evaluation of our independent auditor, our 2017 shareholder engagement and the process and rationale for our 2017 executive compensation decisions.

Strategy and Business Performance

We have been and continue to be vigilant in the oversight of the Company's long-term strategy. At each Board meeting and during our annual strategy planning session, we engage in robust discussions with management about the Company's overall strategy, priorities and long-term growth opportunities. In 2017, we focused on overseeing management's performance in the Company's increasingly challenging operating environment. In addition, we spent considerable time discussing the Company's strategic options.

In addition to increasing our stock ownership guidelines as described above, we continued to make strategic decisions in 2017 designed to keep the interests of our shareholders and other stakeholders at the forefront, as outlined in the following table:

LifePoint Health, Inc. | 2018 Proxy Statement	3

Theme	Company Actions

Divest hospitals	The Company routinely seeks to optimize its portfolio, which, at times, includes the divestiture of hospitals. We sold our Conyers, Georgia hospital in 2017. We also began negotiations in 2017 for the sale of our four Louisiana hospitals and in March 2018 announced that we have signed definitive agreements to transition ownership of three of these hospitals.

Buy back shares	The Company completed over $70 million in share repurchases in 2017 and as of December 31, 2017 had remaining authorization to purchase approximately $230 million under its share repurchase plans.

Reduce costs	We continue to receive significant benefit and cost savings from our participation in a group purchasing organization, as well as from the centralization and standardization of our revenue, payroll and accounts payable functions. In addition, we took a proactive step to further manage costs going forward, and in the fourth quarter of 2017, recognized approximately $5 million in severance costs associated with a reduction in force at our Health Support Center.

Pause on acquisitions	In 2017, the Company remained sharply focused on the continued integration of recently acquired facilities. Maintaining its disciplined approach when considering acquisitions, the Company determined there were no strategic and compelling opportunities during the year.

Executive Compensation

The Compensation Committee and the Board spend a significant amount of time on executive compensation and succession planning. Our executive compensation programs are built upon a strong governance foundation and market best practices. They are designed, with the assistance of an independent compensation consultant, to be aligned with our strategy, key performance metrics and long-term shareholder value.

In 2017, in response to feedback from our shareholders, we eliminated excise tax gross-up provisions for employees hired on or after February 28, 2017. In addition, consistent with our pay for performance philosophy, we held base salaries for our executives at 2016 levels, except with respect to two executive officers who received increases in connection with either a promotion or an increase in responsibilities. In addition, we increased the vesting term for options and performance-based RSU awards granted under our long-term incentive program from three to four years.

For 2017, the Company exceeded its goals for quality performance, but was not as successful at achieving all of its challenging revenue and EBITDA performance goals. As a result, the payouts from our incentive plans were below target: the payout for our annual cash incentives was 68% of target; and the payout for our 2015 performance-based RSUs, which was determined based on the Company's relative TSR percentile ranking as of December 31, 2017, was 92% of target. These below-target payouts are consistent with our performance and demonstrate the Compensation Committee's and the Company's commitment to our pay-for-performance philosophy.

Social Responsibility

As a leading healthcare company, we are committed to being a socially responsible organization. One of the ways we accomplish this is by adequately supporting and investing in our hospitals so that they can continue to serve their communities and fulfill our mission of Making Communities Healthier®. In 2017, we invested more than $474 million in our communities. We were proud that LifePoint's commitment to mission was acknowledged through our recognition as one of only 35 healthcare companies on Fortune's 2017 list of the World's Most Admired Companies. We believe it is this commitment that makes us successful now and will make us successful in the future.

Thank you for your continued support of LifePoint Health.

Richard H. Evans, Lead Independent Director
Kermit R. Crawford
Michael P. Haley, Audit Committee Chair
Marguerite W. Kondracke, Corporate Governance and Nominating Committee Chair
John E. Maupin, Jr., Compensation Committee Chair
Jana R. Schreuder
Reed V. Tuckson, Quality Committee Chair

4	2018 Proxy Statement | LifePoint Health, Inc.

LifePoint Health, Inc. | 2018 Proxy Statement	5

6	2018 Proxy Statement | LifePoint Health, Inc.

April 25, 2018

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	June 5, 2018 at 9:00 a.m. Central Daylight Time
Place:	LifePoint Health Support Center 330 Seven Springs Way Brentwood, Tennessee 37027
Items of Business:	Item 1:	Elect two nominees as Class I directors of the Company;
	Item 2:	Ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018;
	Item 3:	Approve, on a non-binding advisory basis, compensation of the Company's named executive officers;
Item 4:
Approve an amendment to the Company's Amended and Restated 2013 Long-Term Incentive Plan to (i) increase the number of authorized shares reserved for issuance; and (ii) clarify the minimum vesting periods for awards; and
	Item 5:	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Record Date:
Friday, April 13, 2018. Only the Company's shareholders of record as of the close of business on April 13, 2018 are entitled to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Proxy Voting:
Your vote is very important, regardless of the number of shares you own. We urge you to promptly sign and return the enclosed proxy card or to use telephone or internet voting. Please see the section titled "Proxy Statement" on page 14 for information about voting by telephone or internet, how to revoke a proxy and how to vote shares in person.

By Order of the Board of Directors,

JENNIFER C. PETERS General Counsel and Corporate Secretary

LifePoint Health, Inc. | 2018 Proxy Statement	7

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read this entire Proxy Statement before voting. For more information about the Company's business and details about the Company's 2017 performance highlights and the financial measures mentioned in this Proxy Statement, please see the 2017 Annual Report on Form 10-K, particularly the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," available on the Company's website. In addition, please see Appendix A to this Proxy Statement for definitions of and reconciliations of non-GAAP financial measures.

2017 Financial Highlights

Key Financial Metrics	FY 2017 Results	FY 2016 Results	% Increase/(Decrease)

Normalized Revenues	$6,364.0 million	$6,364.0 million	—%

Normalized EBITDA	$745.7 million	$746.5 million	(0.1)%

Normalized Diluted EPS	$3.63	$3.52	3.1%

Consideration of 2017 Say-on-Pay Vote and Shareholder Engagement

At our annual meeting of shareholders in June 2017, our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought additional and more detailed feedback from shareholders owning approximately 44% of the Company's outstanding Common Stock.

During the course of 2017, in addition to our quarterly earnings calls and our fall shareholder outreach specifically related to governance and say-on-pay matters, the Company met with shareholders, investors and other stakeholders over 200 times, including the following:

•
Attended 8 healthcare conferences hosted by analysts where we met with over 100 investors or potential investors
•
Hosted 7 analysts' bus tours with over 100 investors or potential investors in attendance
•
Participated in 14 individual meetings with investors
•
Engaged in 1 investor road show where we met on an individual basis with 6 investors or potential investors and in a group setting with 7 investors or potential investors.

The strategic decisions we made in 2017, some of which are outlined in the table below, were designed to keep the interests of our shareholders and other stakeholders at the forefront.

Theme	Company Actions

Divest hospitals	The Company routinely seeks to optimize its portfolio, which, at times, includes the divestiture of hospitals. We sold our Conyers, Georgia hospital in 2017. We also began negotiations in 2017 for the sale of our four Louisiana hospitals and in March 2018 announced that we have signed definitive agreements to transition ownership of three of these hospitals.

Buy back shares	The Company completed over $70 million in share repurchases in 2017 and as of December 31, 2017 had remaining authorization to purchase approximately $230 million under its share repurchase plans.

Reduce costs	We continue to receive significant benefit and cost savings from our participation in a group purchasing organization, as well as from the centralization and standardization of our revenue, payroll and accounts payable functions. In addition, we took a proactive step to further manage costs going forward, and in the fourth quarter of 2017, recognized approximately $5 million in severance costs associated with a reduction in force at our Health Support Center.

Pause on acquisitions	In 2017, the Company remained sharply focused on the continued integration of recently acquired facilities. Maintaining its disciplined approach when considering acquisitions, the Company determined there were no strategic and compelling opportunities during the year.

Enhance governance policies	In 2017, we increased the stock ownership guidelines for our CEO and Board to six times base salary and five times annual retainer, respectively, to strengthen the alignment of our interests with those of our shareholders. In addition, in response to shareholder feedback, we eliminated excise tax gross-ups for employees hired on or after February 28, 2017.

8	2018 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

Aligning our Compensation Policies with Shareholders' Interests

  •
  Long-term compensation tied to long-term diluted EPS — The number of shares earned by our NEOs pursuant to performance-based RSUs awarded in 2017, which is a significant portion of the NEOs' long-term compensation, is contingent on achieving established diluted EPS performance targets for the 2017 Performance Period.
  •
  Consideration of performance relative to peers — In addition to the diluted EPS performance targets, the number of shares earned by our NEOs pursuant to performance-based RSUs awarded in 2017 is increased or decreased based on the Company's three-year annualized TSR relative to the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues, which will be measured as of December 31, 2019.
  •
  At-risk annual cash incentive awards directly tied to annual business strategy — Annual cash incentive plan metrics (Adjusted Normalized Revenues, Adjusted Normalized EBITDA, and Quality) are key to the successful execution of our annual business strategy.
  •
  No overlap of performance targets for annual cash incentive versus long-term incentives — Annual cash incentive awards are based on achievement of annual financial and operational targets while performance-based RSUs are based on the achievement of diluted EPS performance goals for the 2017 Performance Period and the Company's three-year annualized TSR relative to the TSR Peer Index described above.
  •
  Focus on stock price appreciation — A significant portion of the NEOs' long-term compensation is delivered as Company Common Stock in the form of stock options and RSUs to ensure direct alignment to, and focus on, stock price appreciation.

Executive Compensation Practices

The Company's executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance and shareholder results.

•
Our pay design aligns with our strategy
•
We do not use one-off compensation awards (apart from promotions or hiring bonuses)
•
We cap our incentive compensation opportunities
•
We use multiple metrics for our performance-based compensation
•
Our employees do not have employment contracts
•
We have no supplemental defined benefit retirement plans for our NEOs
•
Our Compensation Committee uses an independent compensation consultant
•
We benchmark to peer market data
•
We have double triggers in our change of control cash severance payments
•
We have a claw-back policy
•
We do not reprice stock options
•
We have anti-hedging and pledging policies
•
We undertake annual compensation risk analyses
•
We undertake annual share utilization and dilution analyses

LifePoint Health, Inc. | 2018 Proxy Statement	9

PROXY SUMMARY

2017 Executive Compensation Program Highlights (page 50)

In 2017, in response to feedback from our shareholders, we eliminated excise tax gross-up provisions for employees hired on or after February 28, 2017. In addition, consistent with our pay for performance philosophy and in consideration of the challenging healthcare operating environment, we held base salaries for our executives at 2016 levels, except with respect to two executive officers who received increases in connection with either a promotion or an increase in responsibilities. In addition, we increased the vesting term for options and performance-based RSU awards granted under our long-term incentive program from three to four years.

2017 total direct compensation included the following elements:

•
Base Salary — NEO base salaries remained unchanged from 2016 levels, except that Mr. Coggin's base pay was increased to position him competitively with the Company's Peer Group and Mr. Bumpus' base pay was increased in June 2017 in connection with an increase in his responsibilities.
•
Annual Cash Incentive Award — NEOs earned only 68% of their target annual cash incentive award because, despite surpassing its goals for quality performance, the Company did not meet all of its challenging 2017 performance targets with respect to revenue and EBITDA.
•
Performance-Based RSUs — The three-year performance period for the 2015 performance-based RSUs ended on December 31, 2017 and, based on the Company's ranking at the 46th percentile of the TSR Peer Index, the RSUs were paid out at 92% of target, as discussed more fully on page 53. Performance-based RSUs granted in 2016 remain unearned because the three-year performance period for these RSUs ends on December 31, 2018. Performance-based RSUs granted in 2017 remain unearned because the three-year performance period for these RSUs ends on December 31, 2019.
•
Stock Options — One-fourth of options granted to NEOs in 2017 vested in February 2018.

The charts below illustrate the percentage breakdown of 2017 total direct compensation (consisting of base salary, annual cash incentive award, performance-based RSUs and stock options) for each of our NEOs. Consistent with our pay-for-performance philosophy, approximately 91% of the CEO's target total direct compensation (and an average of approximately 85% of the target total average direct compensation of the other NEOs) was performance-based.

CEO Target Pay Mix	Avg. Other NEOs' Target Pay Mix (excl. Mr. Gilbert as he did not serve as an NEO for the full year)

10	2018 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

2017 Governance Highlights (page 24)

We regularly review our corporate governance practices to ensure effective collaboration of management and our Board to yield the best possible value for shareholders. Highlights of our governance approach include:

Recent Updates

  >    Stock ownership guidelines increased to 6x (from 3x) base salary for our CEO and 5x (from 3x) annual retainer for independent directors

  >    Eliminated excise tax gross-ups for employees hired on or after February 28, 2017

  >    Nominated for Best Proxy Statement (Small to Mid-Cap Company) by Corporate Secretary Magazine

Board of Directors

  >    Independent Lead Director

  >    Eight directors, seven are independent

  >    Majority voting standard for directors in uncontested elections

  >    Director resignation policy in place for directors who do not receive requisite re-election vote

  >    Audit and Compliance, Compensation, and Corporate Governance and Nominating Committee members are independent

  >    Our Quality Committee consists of independent directors and our CEO

  >    Executive sessions of independent directors at each regularly-scheduled meeting

  >    All current directors attended over 75% of all Board and committee meetings in 2017

  >    All directors (except Mr. Crawford and Ms. Schreuder, who were appointed to the Board in March 2016 and are on track to meet the requirement within the prescribed three years) own Company stock in excess of the requirements of our stock ownership guidelines

  >    Policy limiting membership on other public company boards

  >    Regular succession planning

  >    Regular Board and Committee self-assessments and individual director evaluations

  >    No former employees serve as directors

  >    Mandatory director retirement policy in place

Director Nominees and Continuing Directors (page 30)

The following table provides summary information about each director nominee and continuing director. Directors are divided into Classes, with each Class serving a three-year term. Shareholders are voting on the Class I directors who, if elected, will serve until the annual meeting in 2021.

Name	Age	Director Since	Primary Occupation	Other Public Company Boards

DIRECTOR NOMINEES — CLASS I — TERM EXPIRES 2018

Marguerite W. Kondracke*	72	2007	Former president and chief executive officer, America's Promise Alliance	1

John E. Maupin, Jr.*	71	1999	Former president and chief executive officer, Morehouse School of Medicine	2

CONTINUING DIRECTORS — CLASS II — TERM EXPIRES 2019

Kermit R. Crawford*	58	2016	President and chief operating officer of Rite-Aid Corporation	1

Jana R. Schreuder*	59	2016	Executive vice president and chief operating officer, Northern Trust Corporation	0

Reed V. Tuckson*	67	2014	Managing Director, Tuckson Health Communications, LLC	1

CONTINUING DIRECTORS — CLASS III — TERM EXPIRES 2020

William F. Carpenter III	63	2006	Chairman and Chief Executive Officer, LifePoint Health, Inc.	0

Richard H Evans*[1]	73	2000	Chairman, Evans Holdings, LLC	0

Michael P. Haley*	67	2005	Former managing director, Fenway Resources and former advisor, Fenway Partners, LLC	1

*
Independent Director
1
Lead Director

LifePoint Health, Inc. | 2018 Proxy Statement	11

KEY TERMS

KEY TERMS

Term	Definition
2013 Plan	LifePoint Health, Inc. Amended and Restated 2013 Long-Term Incentive Plan

2017 Annual Report on Form 10-K	The Company's Annual Report on Form 10-K for the year ended December 31, 2017

2017 Performance Period	The three fiscal years 2017, 2018 and 2019

Achieved Cash Incentive Award	Base Salary × Target Award Percentage × Total Weighted Payout

Adjusted Normalized Revenues, Normalized EBITDA, Adjusted Normalized EBITDA, and Normalized Diluted EPS	See Appendix A for definitions and reconciliation of these non-GAAP financial measures

Affordable Care Act	The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010

Annual Meeting	The 2018 annual meeting of shareholders of the Company to be held at 9:00 a.m. Central Daylight Time on June 5, 2018 at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, or any adjournments or postponements thereof

ASC	Accounting Standards Codification

ASC 718-10	ASC 718-10, "Compensation — Stock Compensation"

By-Laws	Seventh Amended and Restated By-Laws of the Company

Board or Board of Directors	The Board of Directors of the Company

CLABSI	Central line associated blood stream infections

CDIFF	Clostridium Difficile infections

CEO	Chief Executive Officer of the Company

CFO	Chief Financial Officer of the Company

Change in Control Plan	LifePoint Health, Inc. Change in Control Severance Plan, as amended and restated

Common Stock	Common stock of the Company

Company, we, us, our	LifePoint Health, Inc.

Deferred Compensation Plan	LifePoint Health Deferred Compensation Plan Amended and Restated Effective January 1, 2016

EBITDA	Earnings before interest, taxes, depreciation and amortization

EPIP	LifePoint Health, Inc. Executive Performance Incentive Plan, as amended

EPS	Earnings per share

GAAP	U.S. generally accepted accounting principals

12	2018 Proxy Statement | LifePoint Health, Inc.

KEY TERMS

Term	Definition
Health Support Center	The corporate office of the Company, located at 330 Seven Springs Way, Brentwood, Tennessee 37027

HCAHPS	Hospital Consumer Assessment of Healthcare Providers & Systems

Mercer	Mercer LLC, the independent compensation consultant to the Compensation Committee

NASDAQ	The NASDAQ Stock Market LLC

NEO	Named Executive Officer

Notice of Internet Availability	Notice of Internet Availability of Proxy Materials

Peer Group	The Company's peer group for 2017 as listed in the section entitled "Compensation Discussion and Analysis — Peer Group" in this Proxy Statement

Performance Metric	Annual performance criteria set by the Compensation Committee at the start of each year. For 2017, the Performance Metrics included Adjusted Normalized Revenues, Adjusted Normalized EBITDA, and Quality.

Recoupment Policy	Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers

Retirement Plan	The LifePoint Health, Inc. Retirement Plan

RSU(s)	Restricted stock unit(s)

SEC	U.S. Securities and Exchange Commission

Target Award Percentage	The percentage of base salary that can be earned by the NEO if the target goals are met for all of the Performance Metrics

Tax Code	Internal Revenue Code of 1986, as amended

Total Weighted Payout	The sum of the weighting percentages given to each of the Performance Metrics based on achievement of Company performance goals as discussed in detail in the section entitled "Compensation Discussion and Analysis — Annual Cash Incentive Awards"

TSR	Total shareholder return

TSR Peer Index	The S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues

LifePoint Health, Inc. | 2018 Proxy Statement	13

PROXY STATEMENT

Proxy Statement

As a holder of Common Stock of LifePoint Health, Inc., this Proxy Statement is available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2018 annual meeting of shareholders to be held on Tuesday, June 5, 2018 at 9:00 a.m. Central Daylight Time at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, and at any adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials is scheduled to be distributed on or about April 25, 2018.

The close of business on April 13, 2018 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. On April 13, 2018, there were 38,877,278 shares of Common Stock issued and outstanding.

During normal business hours from May 21, 2018 to June 4, 2018, we will make available a list of shareholders of record as of the close of business on April 13, 2018 for inspection by shareholders for any purpose related to the Annual Meeting at the Company's principal place of business, 330 Seven Springs Way, Brentwood, Tennessee 37027. The list will also be available to shareholders for any such purpose at the Annual Meeting.

You can ensure that your shares are voted at the Annual Meeting by submitting your voting instructions by telephone or by Internet, or, if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your voting instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

Please refer to the "User's Guide" beginning on page 75 of this Proxy Statement for more information about voting procedures for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2018

The Notice of Internet Availability, the Proxy Statement and the 2017 Annual Report on Form 10-K are available under the "Investors — Proxy Statements and Annual Reports" section of the Company's website at www.LifePointHealth.net.

14	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

BOARD OF DIRECTORS

Meet our Board of Directors

Our Board of Directors is a diverse yet cohesive group of individuals with a remarkable breadth of knowledge and experience. Our directors are passionate about the Company's mission of Making Communities Healthier® and strive to exemplify our Company's values. We believe that the commitment of our Board, executive leadership team, and our employees across the country to fulfilling our mission and vision differentiates us from others.

Pictured from left to right (standing): Marguerite W. Kondracke, Michael P. Haley, Jana R. Schreuder, John E. Maupin, Jr., Reed V.
Tuckson; (seated): William F. Carpenter III, Kermit R. Crawford, Richard H. Evans

LifePoint Health, Inc. | 2018 Proxy Statement	15

OUR BOARD OF DIRECTORS

Director Biographies

Set forth below are biographies of each member of our Board of Directors. Shareholders are voting on the election of the Class I directors at the Annual Meeting.

Chief Executive Officer and Director since 2006

Chairman of the Board since 2010

Qualifications, Skills and Areas of Expertise

•

Experience as the Company's Chief Executive Officer

•

Broad perspective gained from serving on the board of directors of the Federation of American Hospitals

•

Decades of legal, development and corporate governance experience

William F. Carpenter III (age 63)

Class III — Term expires 2020

William F. Carpenter III is Chairman and Chief Executive Officer of the Company. Mr. Carpenter is a founding member of the Company, having served in various roles as Executive Vice President, Senior Vice President, General Counsel, Secretary and Corporate Governance Officer.

Mr. Carpenter is secretary and past chairman of the board of directors for the Federation of American Hospitals, the national public policy organization for investor-owned hospitals. He serves on the board of directors of the American Hospital Association. Mr. Carpenter is also a member and past chairman of the Nashville Health Care Council Board of Directors, and serves on the boards of directors of the Nashville Area Chamber of Commerce, NashvilleHealth, the Center for Medical Interoperability, United Way of Nashville, and Nashville Public Radio. A recognized leader in the healthcare industry, he has appeared on Modern Healthcare magazine's annual "100 Most Influential People in Healthcare" list numerous times.

Other Public Boards During Past Five Years

None

Director since 2000

Independent Lead Director since 2015

Qualifications, Skills and Areas of Expertise

•

Executive leadership experience in a variety of business sectors

•

Extensive public and private company director and committee experience

•

Expertise in managing employee-intensive businesses, consumer-facing organizations and entities with substantial real estate holdings

•

"Audit Committee Financial Expert" as defined by SEC rules.

Richard H. Evans (age 73), Independent

Class III — Term expires 2020

Richard H. Evans has served as a director of our Company since 2000 and has been our lead independent director since June 2015. Prior to becoming Independent Lead Director, Mr. Evans served as the chair of our Compensation Committee.

Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Mr. Evans currently serves as a member of the board of directors of each of Engage2Excel Inc. and Tokyo Joe's, Inc. and as a member of the business advisory board of Gridiron Capital, LLC, a private equity fund.

Mr. Evans previously served in executive leadership positions with public and private companies, including Huizenga Holdings, Boca Resorts, Gaylord Entertainment, Paramount Communications, The Rockefeller Group, Marriott Corp. and The Walt Disney Company.

Other Public Boards During Past Five Years

None

16	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director since 2016

Qualifications, Skills and Areas of Expertise

•

Over 30 years of operational experience with the second largest drugstore chain in the United States

•

Experience in strategic planning and execution

•

Public company director and committee experience

•

Extensive operational and strategic expertise relating to key industry areas such as implementation of effective retail strategies, collaboration with third-party payers and providers, and advancement of wellness initiatives.

Kermit R. Crawford (age 58), Independent

Class II — Term expires 2019

Kermit R. Crawford has served as a director of our Company since 2016. Mr. Crawford currently serves as the President and chief operating officer of Rite-Aid Corporation, a drugstore chain. He is a member of the board of directors of Allstate, the largest publicly-traded personal lines insurer in the United States, where he serves on both the audit committee and the nominating and governance committee. From 1984 to 2014, Mr. Crawford served with Walgreen Company, including most recently as president of its pharmacy, health and wellness division, where he was responsible for all aspects of strategic, operational and profit and loss management of that division. He has served on the Board of Councilors of the University of Southern California School of Pharmacy and is a board member of several non-profit organizations, including Northwestern Medicine Lake Forest Hospital and the Field Museum of Natural History. In addition, Mr. Crawford served as a retail and healthcare advisor and consultant for Sycamore Partners, a private equity firm, from July 2015 to February 2017.

Other Public Boards During Past Five Years

•

Allstate (since 2013)

Director since 2005

Chair of Audit and Compliance Committee since 2016

Qualifications, Skills and Areas of Expertise

•

Substantial executive experience and community leadership in markets like those in which the Company operates

•

Extensive public company director and committee experience, including service as chairman of the board of a publicly-traded company

•

Extensive financial expertise

•

"Audit Committee Financial Expert" as defined by SEC rules.

Michael P. Haley (age 67), Independent

Class III — Term expires 2020

Michael P. Haley has served as a director of our Company since 2005 and as the chair of our Audit and Compliance Committee since 2016. Mr. Haley is also a member of the board of directors of American National Bankshares, Inc., a bank holding company. From 2005 until April 2018, Mr. Haley served as a director of Ply Gem Holdings, Inc., a producer of window, door and siding products for the residential construction industry. Mr. Haley served as an advisor to Fenway Partners, LLC, a private equity investment firm, from April 2006 to June 2015, and was a managing director of its affiliate, Fenway Resources, from 2008 to June 2015.

Mr. Haley's previous executive leadership experience includes service as executive chairman of Coach America, a transportation services operator, and as chairman, president and chief executive officer of MW Manufacturers, Inc., a subsidiary of Ply Gem Industries, Inc. In addition, Mr. Haley previously served on the board of the Martinsville-Henry County United Way and as chairman of the board of trustees of Memorial Hospital of Martinsville and of the Martinsville-Henry County Economic Development Corporation.

Other Public Boards During Past Five Years

•

Stanley Furniture Company (from 2003 to December 2017)

•

American National Bankshares,  Inc. (since 2002)

•

Ply Gem Holdings, Inc. (from 2005 to April 2018)

LifePoint Health, Inc. | 2018 Proxy Statement	17

OUR BOARD OF DIRECTORS

Director since 2007

Chair of Corporate Governance and

Nominating Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Executive experience in healthcare and other caregiving organizations

•

Substantial experience with the legislative and executive branches of government, including as special assistant to U.S. Senator Lamar Alexander and as Commissioner of Human Services for the State of Tennessee

Marguerite W. Kondracke (age 72), Independent

Class I — Term expires 2018

Marguerite W. Kondracke has served as a director of our Company since 2007 and as the chair of our Corporate Governance and Nominating Committee since 2015. Ms. Kondracke is the co-founder, former chief executive officer and current board member of Bright Horizons Family Solutions, Inc., which provides childcare and other workplace services for employers and families.

Ms. Kondracke previously served as CEO of America's Promise Alliance, a not-for-profit children's advocacy organization, and The Brown Schools, a leading provider of behavioral services for adolescents. In addition, Ms. Kondracke has had an extensive public service career, including service as special assistant to U.S. Senator Lamar Alexander, as staff director of the Senate Subcommittee on Children and Families, Commissioner of Human Services for the State of Tennessee, and various leadership positions with the Tennessee Department of Public Health.

Other Public Boards During Past Five Years

•

Bright Horizons Family Solutions, Inc. (since 2011)

•

Rosetta Stone, Inc. (2011-2016)

•

Saks,  Inc. (1996-2013)

Director since 1999

Chair of Compensation Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Diverse executive experience in academic medicine, public health and ambulatory healthcare

•

Substantial experience with the legislative and executive branches of government, and agencies within the U.S. Department of Health and Human Services

•

Significant corporate governance experience, including having served as the chair of the Company's Corporate Governance and Nominating Committee from 2008 to 2015.

John E. Maupin, Jr. (age 71), Independent

Class I — Term expires 2018

John E. Maupin, Jr. has served as a director of our Company since 1999. He has served as chair of our Compensation Committee since 2015 and is also a member of the NACD Compensation Committee Chair Advisory Council. Dr. Maupin served as president and chief executive officer of Morehouse School of Medicine from July 2006 until his retirement in June 2014. He currently serves as a director of Encompass Health Corporation, a post-acute healthcare management company; Regions Financial Corporation, a bank holding company, and as a director/trustee for the VALIC family of funds, a group retirement fund complex. He also serves on the board of America's Promise Alliance.

Dr. Maupin previously served as president and chief executive officer of Meharry Medical College and as Deputy Commissioner for Medical Services with the Baltimore City Health Department. In addition, Dr. Maupin has served on numerous health-related advisory councils and scientific panels, including the National Healthcare Workforce Commission, a national advisory resource to the U.S. Congress and President.

Other Public Boards During Past Five Years

•

Encompass Health Corporation (formerly HealthSouth Corporation) (since 2004)

•

Regions Financial Corporation (since 2007)

18	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director since 2016

Qualifications, Skills and Areas of Expertise

•

Experience as the chief operating officer of a publicly-traded company within a heavily regulated industry

•

Technology and risk management experience

•

Experience engaging and collaborating with public company investors

•

Extensive financial expertise

•

"Audit Committee Financial Expert" as defined by SEC rules.

Jana R. Schreuder (age 59), Independent

Class II — Term expires 2019

Jana R. Schreuder has served as a director of our Company since 2016. Ms. Schreuder currently serves as executive vice president and chief operating officer of Northern Trust Corporation, a financial holding company, a role she has held since September 2014. Prior to her appointment as chief operating officer, where she is primarily responsible for business operations and enabling Northern Trust's businesses to grow faster, more efficiently and more profitably, Ms. Schreuder has served in various capacities with Northern Trust Corporation for over 30 years, including as president, wealth management; president, operations and technology; and head of corporate risk management. Ms. Schreuder also serves as a board member and chair of the Compensation Committee for Entrust Datacard, a privately held identification and data security technology company, as well as several Chicago-area education and arts organizations.

Other Public Boards During Past Five Years

•

None

Director since 2014

Chair of Quality Committee since 2015

Qualifications, Skills and Areas of Expertise

•

Extensive experience as a healthcare executive

•

Substantial experience in creating new systems to improve quality and efficiency in the delivery of healthcare services

Reed V. Tuckson (age 67), Independent

Class II — Term expires 2019

Reed V. Tuckson has served as a director of our Company since 2014 and currently serves as the chair of our Quality Committee. Dr. Tuckson is the managing director of Tuckson Health Connections, LLC, a private health and medical care consulting business that brings people and ideas together to promote optimal health outcomes. From December 2006 to March 2014, Dr. Tuckson served as the executive vice president and chief of medical affairs of UnitedHealth Group.

Dr. Tuckson serves on the board of directors of CTI BioPharma Corp., a biopharmaceutical company. In addition, Dr. Tuckson currently serves on the board of directors of Howard University, the Alliance for Health Policy and on several committees for the National Institutes for Health and the National Academy of Medicine.

Other Public Boards During Past Five Years

•

CTI BioPharma Corp. (since 2011)

•

Neptune Technologies & Bioresources, Inc. (2013 - 2015)

•

Acasti Pharma Inc. (2013 - 2015)

LifePoint Health, Inc. | 2018 Proxy Statement	19

OUR BOARD OF DIRECTORS

Board Independence

Independence Requirements

Under the listing standards of NASDAQ and the Company's Corporate Governance Standards, the Board of Directors must consist of a majority of independent directors. Under NASDAQ listing standards and the Company's Corporate Governance Standards, to be considered independent:

• The director must not have a disqualifying relationship, as defined in NASDAQ listing standards; and

• The Board of Directors must affirmatively determine that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization which has a material relationship with the Company, and meets the independence standards established by NASDAQ, and all other applicable laws, rules and regulations regarding director independence in effect from time to time.

Under NASDAQ rules, Audit and Compliance Committee members also must satisfy the separate SEC independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than compensation for services as a director.

Additionally, in determining the independence of Compensation Committee members, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, the source of such directors' compensation, including any consulting, advisory or other compensatory fee paid by the Company, and whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Process for Independence Assessment

In making independence determinations, the Board of Directors observes NASDAQ and SEC criteria and considers all relevant facts and circumstances. To assess independence, the Board of Directors, through its Corporate Governance and Nominating Committee, regularly reviews detailed information regarding our independent directors, including employment and public company and not-for-profit directorships as well as information regarding immediate family members and affiliated entities.

Independence Determination

As a result of its review, the Board of Directors has determined that none of the directors, other than Mr. Carpenter, the Company's Chairman and CEO, has a material relationship with the Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of director, and, as a result, all of the directors other than Mr. Carpenter are independent.

In addition, the Board of Directors has determined that all of the members of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as required by NASDAQ listing standards.

20	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director Qualifications, Tenure and Diversity

The general experience, qualifications, attributes and skills established by the Corporate Governance and Nominating Committee for directors are included in the Company's Corporate Governance Standards, which may be found under the "Investors — Corporate Governance" section of our website at www.LifePointHealth.net. The Company believes that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and sound judgment.

Board Tenure

In addition to finding directors with the right individual skills and qualifications, the Company is sensitive to maintaining an appropriate balance between the familiarity with the Company and other Board members that comes from long-serving directors and the fresh perspectives and insights brought by new Board members. Two highly qualified directors have joined the Board in the last three years. One-third of our Board members have served 10 years or less, resulting in an average tenure of approximately ten years.

Board Diversity

While the Company does not have a formal policy on Board diversity, the Board believes that its membership should reflect a diversity of backgrounds, perspectives, experience, gender, race, ethnicity and age. In its succession planning efforts, the Company focuses on identifying candidates with an ability to assimilate with the current Board and provide constructive and valuable contributions to the Board and the Company with an independent and broad view. The current composition of our Board reflects the importance of diversity to the Board.

Below are some of our current Directors' additional skills, qualifications and areas of expertise:

✔ Ethics, integrity and commitment ✔ Business operations ✔ Financial literacy ✔ Risk management ✔ Technology ✔ Corporate governance	✔ CEO or senior executive officer ✔ Cybersecurity ✔ Government/Public Policy ✔ Human capital management ✔ Involvement in educational, charitable & community organizations

LifePoint Health, Inc. | 2018 Proxy Statement	21

OUR BOARD OF DIRECTORS

Board Meetings and Committees

The table below describes the current members of each of the committees and the number of meetings held during 2017.

The Board of Directors and Committees

*
Independent Director

Meetings of the Board of Directors and Committees

The Board of Directors sets its own meeting agendas through the Lead Director and committee chairs. Directors are expected to attend all meetings of the Board of Directors, the annual meeting of shareholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board of Directors held 10 meetings (including regularly scheduled and special meetings) during 2017. All directors attended the 2017 annual meeting of shareholders. Additionally, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which the director served.

At each of its regularly scheduled meetings, the Board of Directors meets in executive sessions in which Mr. Carpenter and other members of management do not participate. The Lead Director presides over these sessions. These executive sessions allow the Lead Director and the other independent directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any member of management present.

In addition to the executive sessions in which only independent Board members participate, the Board, including Mr. Carpenter, meets in an extended executive session, without any other members of management present, at each of the regularly scheduled meetings. The purpose of these executive sessions is to allow for in-depth discussions of strategy, priorities and other matters of importance to the Board.

Committees of the Board of Directors

We have a Board of Directors with only eight members — consistent with governance best practices. We believe this provides both the diversity and the nimbleness we need.

We also expect each of our independent directors to serve on each of our key committees, something our board size enables. We believe this practice contributes to our Board of Directors' level of expertise, enables more effective collaboration, and avoids the creation of silos.

The Board of Directors has adopted written charters for each of its four standing committees: the Audit and Compliance Committee; the Compensation Committee; the Corporate Governance and Nominating Committee; and the Quality Committee. The committee charters are available on the Company's website under the "Investors — Corporate Governance" section at www.LifePointHealth.net. The Audit and Compliance, Compensation, and Corporate Governance and Nominating committees of the Board of Directors are composed exclusively of independent directors. The Quality Committee is composed of independent directors and our CEO.

22	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Audit and Compliance Committee

Audit and compliance committees are often considered to be simply overseers of basic functions and that should never be the case. It definitely is not the case at LifePoint, a company that is in the business of delivering quality healthcare. Having an excellent strategy and business plan is insufficient if controls are not designed and managed to maximize our ability to achieve our goals and avoid inefficient, unnecessary, unethical and illegal behaviors. For more details on these controls, please see the "Corporate Controls" section on page 35.

The Audit and Compliance Committee is primarily responsible for:

•
selecting and overseeing the services performed by the Company's independent registered public accounting firm;

•
evaluating the Company's accounting policies and its system of internal controls;

•
monitoring compliance with the Code of Conduct and the Code of Ethics; and

•
monitoring and overseeing the internal audit and compliance departments of the Company and their respective work plans and programs.

The Board of Directors has determined that Michael P. Haley, current Chair of the Audit and Compliance Committee, and Mr. Evans and Ms. Schreuder are each qualified as an "audit committee financial expert," as defined by SEC rules, and that each member of the Audit and Compliance Committee is independent in accordance with the applicable rules of NASDAQ. The report of the Audit and Compliance Committee is on page 41.

Compensation Committee

The Compensation Committee is primarily responsible for:

•
reviewing the compensation policies and practices of the Company;

•
approving compensation arrangements for the CEO and other senior management of the Company;

•
administering the Company's compensation plans; and

•
annually reviewing the Company's Compensation Discussion and Analysis prepared according to SEC requirements and discussing the same with the Company's management.

The Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. The report of the Compensation Committee is on page 57.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is primarily responsible for:

•
identifying persons qualified to become members of the Board of Directors and, when appropriate, recommending such persons to the Board of Directors as proposed nominees for Board membership;

•
ensuring that a succession plan is in place for the position of CEO and other senior management positions;

•
leading the Board of Directors in its annual review of the performance of the Board of Directors, its committees and individual directors; and

•
regularly reviewing and considering evolving governance practices.

Quality Committee

We have a quality committee because quality is at the core of our business strategy. We incorporate challenging quality goals into our compensation plans, business plans and strategy. Our Board of Directors established the Quality Committee to monitor and provide leadership with respect to the quality of care provided at our healthcare facilities. The Quality Committee has the authority and responsibility to:

•
monitor and evaluate the Company's quality of care and patient safety programs and initiatives;

•
review and discuss with senior management the adequacy and effectiveness of the Company's quality of care and patient safety programs and initiatives and consider recommendations for improvement thereof;

•
receive reports from senior management as frequently as appropriate summarizing significant (a) deviations from the Company's quality of care and patient safety standards; (b) corrective and preventative actions and (c) other matters deemed relevant by the Quality Committee;

LifePoint Health, Inc. | 2018 Proxy Statement	23

OUR BOARD OF DIRECTORS

•
receive reports from senior management as frequently as appropriate summarizing significant quality assurance related activities undertaken by the Company and the results of internal quality compliance audits conducted; and

•
receive summaries of reports prepared by third party consultants or auditors retained to evaluate the Company's quality of care and patient safety programs and initiatives.

Board Governance

Majority Voting for Uncontested Director Elections; Director Resignation Policy

Our By-Laws provide for a majority voting standard so that a nominee for director will be elected to the Board of Directors in an uncontested election if the number of shares voted "for" that director's election exceeds the number of votes cast "against" that director. Directors will continue to be elected by the vote of a plurality of the votes cast if the election is a contested election as defined in the By-Laws. The Board of Directors will only nominate for election or re-election director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election; and (ii) Board acceptance of such resignation. In addition, the Board of Directors will fill director vacancies and new directorships only with candidates who have agreed to tender, promptly following their appointment to the Board, the same form of resignation. If a nominee fails to receive the required number of votes for election, the Board of Directors will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results, following receipt of a recommendation from the Corporate Governance and Nominating Committee.

Board Evaluations

Our Corporate Governance and Nominating Committee periodically reviews the format of the Board and Committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and individual director performance. Our Board evaluation process is set forth below:

Comprehensive Multi-Step Board Evaluation Process

Process Initiated
Our Corporate Governance and Nominating Committee initiates the process in the fourth quarter of each year for the upcoming year by reviewing and refining the evaluation process itself.

Written Questionnaires
The questionnaires, which are completed during the first quarter of each year by every director, solicit opinions regarding the performance of our Board, its committees, the Chairman and CEO and the Lead Director (in the performance of their respective roles) and each individual director. Topics include:

•

Board composition and leadership

•

Succession planning

•

Conduct of meetings, including time allocated for candid discussions with management and executive sessions of the Board and Committees

•

Quality and quantity of materials and information received from management

• Strategic planning process • Risk management • Executive compensation programs and policies • Corporate governance practices • Board education • Company culture

Feedback Analysis and Personal Interviews

The results of the written questionnaires are analyzed to identify themes and trends in the results. Following this analysis, personal interviews are conducted with each Director by the Company's General Counsel to encourage the directors to provide additional, specific feedback.

24	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Comprehensive Multi-Step Board Evaluation Process

Results Provided and Discussed

A summary of both the written questionnaires and the personal interviews is provided to the Board and these results are discussed in the first quarter Corporate Governance and Nominating Committee meeting. In addition, the results are discussed in executive sessions of the Board and the Corporate Governance and Nominating Committee in conjunction with their first quarter meetings.

Feedback Incorporated

Policies and practices are updated as appropriate as a result of director feedback. For 2018, the Board has asked for more information in the following areas:

•

Government and public policy issues

•

Cybersecurity issues

•

Governance trends

•

The Company's evolving competitive landscape

Director Education

Our director education starts with our director selection process: we believe our selection of directors, like our hiring of employees, is our most important decision, and by recruiting diversely experienced and skilled directors to our Board, we enable ongoing education via our Board's own interactions at every meeting. In addition, every new director participates in an orientation program and receives materials and presentations by senior management to acquaint him or her with the Company's strategic plans, business, industry, significant financial accounting and risk management issues, compliance programs, internal and independent auditors, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and other sources. Additionally, our directors take advantage of the resources and benefits afforded to them through membership in the National Association of Corporate Directors. For 2018, the Company has implemented a quarterly governance update newsletter to the Board that contains timely information and education opportunities (available via in-person education, webinars and podcasts) on a variety of topics, such as risk management, culture, governance, peer information, and other topics of importance to the Board. The newsletter is intended to supplement and expand upon the information and presentations provided at the Board meetings.

Mandatory Retirement Policy

The Company's By-Laws provide that no person will be nominated for a term as director who is age 75 or more before the first day of the proposed term, unless waived for a valid reason by the Corporate Governance and Nominating Committee.

LifePoint Health, Inc. | 2018 Proxy Statement	25

OUR BOARD OF DIRECTORS

Board Leadership Structure

The fundamental duties of the Board of Directors are to (i) oversee the CEO in the operation of the Company; (ii) advise and provide oversight for the CEO and senior management with respect to the conduct of the Company's business and its strategic direction; and (iii) protect the long-term interests of the shareholders.

To satisfy these duties, the non-employee directors engage in active and frequent communication with the CEO and other members of senior management, set the correct "tone at the top" and ensure that it permeates the Company's relationships, and define what information the Board of Directors should receive and how.

Also, the Corporate Governance and Nominating Committee periodically reviews the structure of the Board of Directors in order to determine whether the leadership structure is effective in accomplishing the duties of the Board.

Independent Lead Director

Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent committee chairs.

As required by the Company's By-Laws and Corporate Governance Standards when the Chairman and CEO roles are combined, the independent members of the Board of Directors must select a Lead Director. Mr. Evans has served on the Company's Board of Directors since 2000 and as our Lead Director since June 2015. During this time, he has developed good working relationships with our CEO and other members of senior management. Mr. Evans' performance in his role as Lead Director is evaluated annually by the Board. As the Lead Director, Mr. Evans:

•
ensures that independent directors have adequate opportunities to meet and discuss issues in executive sessions of the Board without management present;

•
presides at all meetings where the Chairman and CEO is not present (including all executive sessions);

•
advises and counsels the Chairman and CEO;

•
leads discussion regarding performance appraisal of the Chairman and CEO;

•
coordinates with the Chairman and CEO on the agenda and format for meetings of the Board of Directors; and

•
serves as a primary liaison between the independent directors and the Chairman and CEO.

Combined Chairman and Chief Executive Officer

Mr. Carpenter has served as the Company's combined Chairman and CEO since 2010. Although the Company and the Board are aware of the ongoing public dialogue relating to whether the roles of a company's chairman and chief executive officer should be separated, the Board currently believes that having these positions combined is the most effective and appropriate form of leadership for the Company. The Board considered the following when making its decision to combine these roles:

•
A combined Chairman-CEO structure provides the Company with clarity of leadership and consistent implementation of the Company's strategic initiatives through a single leader who communicates the Company's strategy to our shareholders, employees and other stakeholders.

•
Our CEO has extensive knowledge of all aspects of our business, operations and risks, which he brings to Board discussions as Chairman. He is familiar with the day-to-day operations of the business, putting him in a position to serve as a knowledgeable resource for our independent directors both at and between Board meetings.

•
Our CEO's interests are aligned with our shareholders' interests, since he owns Common Stock in the Company well in excess of the Company's recently increased Stock Ownership Guidelines, cultivating an alignment of his interests with the interests of the shareholders.

•
Our CEO is uniquely qualified for the combined role with significant experience and understanding in corporate governance.

26	2018 Proxy Statement | LifePoint Health, Inc.

OUR BOARD OF DIRECTORS

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for any director position and for recommending to the Board of Directors a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party firm.

The Corporate Governance and Nominating Committee gives careful consideration to finding, selecting and/or evaluating potential new nominees to the Board of Directors and whether to nominate an existing director for an additional term. The Corporate Governance and Nominating Committee will evaluate all potential nominees in the same manner. The Committee's nomination process includes:

•
The extensive evaluation process discussed on page 24.

•
Report to the Corporate Governance and Nominating Committee regarding any matters of concern found through a review of detailed background checks conducted by a third party.

•
Succession planning and search process that begins approximately one year in advance with respect to directors who will reach the mandatory retirement age set forth in the Company's By-Laws, including the formation of a subcommittee to analyze the skills and qualifications needed to replace a retiring director and the engagement of a third-party consultant to assist in finding candidates with the desired skills and qualifications.

•
Consideration of a number of subjective, objective, qualitative and quantitative factors, including the mix of tenure of existing directors, diversity, experience, expertise and skills.

Shareholders who wish to nominate a candidate for the Board of Directors (other than persons nominated by or at the direction of the Board of Directors) should provide the information required by the Company's By-Laws and follow the instructions under "User's Guide — Other Shareholder Proposals for Presentation at the 2019 Annual Meeting" in this Proxy Statement. During 2017, there were no material changes to the procedures by which a shareholder may recommend nominees to the Board of Directors.

Board Terms

The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes of as nearly equal size as possible. Although we are aware that in the view of certain shareholders and governance experts, all directors should be elected annually, we believe our business model warrants board terms with a longer-term focus. It takes us an average of approximately three years to fully integrate acquisitions and we design our business plan, our compensation, and our board structure to mirror this need for a multi-year time frame. Approximately one-third of the directors are elected each year. Our By-Laws provide that, in an uncontested election, a director nominee will be elected to the Board only if he or she receives the affirmative vote of a majority of the votes cast with respect to his or her election. The Board will only nominate for election or re-election as a director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) Board acceptance of such resignation.

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors.

In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of non-employee directors generally and as committee chairs, and the forms of compensation paid to non-employee directors by comparable companies. Under the Compensation Committee's charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. In 2017, as in prior years, the Compensation

LifePoint Health, Inc. | 2018 Proxy Statement	27

OUR BOARD OF DIRECTORS

Committee utilized the services of Mercer, its independent compensation consultant, to provide information on peer comparisons for director compensation. The compensation consultant also reported on current trends in director compensation.

Following the annual meeting of shareholders each year, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors through the date immediately preceding the next annual meeting of shareholders.

2017 Director Compensation

The Board of Directors believes that our compensation program for non-employee directors:

•
ties a large portion of the non-employee directors' compensation to shareholder interests through equity awards made under our 2013 Plan, the value of which fluctuates up or down depending on the stock price;

•
focuses on the long term, since the receipt of the shares of Common Stock pursuant to the equity award is deferred until the earlier of three years from the date of grant or the date the director ceases to be a member of the Board of Directors;

•
is simple to understand and communicate;

•
is equitable based on the work required of non-employee directors serving an entity of the Company's size and scope in a highly regulated industry undergoing substantial change; and

•
takes into account the greater time commitment of our non-employee directors as a result of their service on all committees of the Board of Directors.

In 2017, the annual compensation for our non-employee directors remained unchanged from 2016 levels. Annual compensation includes an annual cash retainer of $140,000 and an additional annual cash retainer of $75,000 payable to the Lead Director of the Board of Directors. Also, the non-employee directors receive an additional cash retainer of (i) $25,000 per year payable to the Chair of the Audit and Compliance Committee, (ii) $20,000 per year payable to the Chair of the Compensation Committee and (iii) $15,000 per year payable to the Chair of each of the Corporate Governance and Nominating Committee and the Quality Committee. Each of the foregoing annual fees is paid in four quarterly installments. No meeting fees are paid, but non-employee directors are reimbursed for expenses incurred relating to attendance at Board and committee meetings.

Non-employee directors may elect to defer payment of all or any part of their directors' fees. For each term of the Board of Directors (beginning on the date of an annual meeting of shareholders and ending on the date immediately preceding the next annual meeting of shareholders), a non-employee director may elect to receive an RSU award pursuant to the 2013 Plan in lieu of all or any portion (in multiples of 25%) of his or her annual retainer payable for such term. Such an election applies to the number of RSUs determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his or her election, by (b) the closing price of the Company's stock on the trading date immediately prior to the grant date. No cash fees were deferred in 2017.

In addition to the cash compensation described above, on June 7, 2017 the Board of Directors, upon recommendation of the Compensation Committee, approved the grant of approximately $185,000 of RSUs to each of the non-employee directors. The terms of the grant provided that these RSUs would become fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) six months and one day following the date of grant; (2) the death or disability of the non-employee director; or (3) a "change in control" of the Company (as defined in the 2013 Plan). The awards became fully vested on December 8, 2017. The non-employee director's receipt of shares of Common Stock pursuant to the award of RSUs is deferred until the first business day following the earliest to occur of (A) the third anniversary of the date of grant, or (B) the date the non-employee director ceases to be a member of the Board of Directors.

28	2018 Proxy Statement | LifePoint Health, Inc.

DIRECTOR COMPENSATION

Certain information concerning the compensation of non-employee directors for 2017 is set forth in the table below.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Kermit R. Crawford	$140,000	$184,992	$324,992

Richard H. Evans	215,000	184,992	399,992

Michael P. Haley	165,000	184,992	349,992

Marguerite W. Kondracke	155,000	184,992	339,992

John E. Maupin, Jr.	160,000	184,992	344,992

Jana R. Schreuder	140,000	184,992	324,992

Reed V. Tuckson	155,000	184,992	339,992

(1)
Reflects the cash fees paid to each non-employee director. In addition to the annual cash retainer, Mr. Evans received an additional $75,000 for service as the Lead Director; Mr. Haley received $25,000 for service as chair of the Audit Committee; Dr. Maupin received $20,000 for service as chair of the Compensation Committee; Ms. Kondracke received $15,000 for service as chair of the Corporate Governance and Nominating Committee; and Dr. Tuckson received $15,000 for service as chair of the Quality Committee. No cash fees were deferred in 2017.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 10 to the Company's financial statements included in the 2017 Annual Report on Form 10-K.

LifePoint Health, Inc. | 2018 Proxy Statement	29

ELECTION OF DIRECTORS (PROPOSAL 1)

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, which consists entirely of independent directors, the Company's Board of Directors has nominated two Class I directors for election at the Annual Meeting to hold office until the annual meeting of shareholders in 2021 or until their successors have been elected and qualified. For information on all of our directors, including the nominees below, please see the section entitled "Board of Directors" beginning on page 15.

Election of Directors

The Company's Board of Directors currently consists of eight members, seven of whom are independent. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes of as nearly equal size as possible. Although we are aware that in the view of certain shareholders and governance experts, all directors should be elected annually, we believe our business model warrants board terms with a longer-term focus. It takes us an average of approximately three years to fully integrate acquisitions and we design our business plan, our compensation, and our board structure to mirror this need for a multi-year time frame. Approximately one-third of the directors are elected each year. Our By-Laws provide that, in an uncontested election, a director nominee will be elected to the Board only if he or she receives the affirmative vote of a majority of the votes cast with respect to his or her election. The Board will only nominate for election or re-election as a director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) Board acceptance of such resignation.

Nominees for Election: Class I Directors — Term will expire in 2021

The nominees for election at the Annual Meeting are:

•
Marguerite W. Kondracke, the Chair of our Corporate Governance and Nominating Committee; and

•
John E. Maupin, Jr., the Chair of our Compensation Committee.

Information regarding each director's specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company is presented in the section above under the heading "Meet our Board of Directors."

Shareholders are not voting at this Annual Meeting on the election of Class II or Class III directors, who will continue to serve as directors until the annual meeting of shareholders in 2019 or 2020, respectively, or until their successors are elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" BOTH OF THE NOMINEES.

30	2018 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

OUR COMPANY

Executive Officers of the Company

Our Company is led by an energetic, talented, diversely skilled and dedicated management team. For 2017, our executive officers included Messrs. Carpenter, Dill, Coggin and Bumpus. Ms. Peters was designated an executive officer effective January 1, 2018. The following list identifies the name, age and position(s) of the executive officers and other senior officers of the Company.

Name	Age	Position

William F. Carpenter III	63	Chairman and Chief Executive Officer

David M. Dill	49	President and Chief Operating Officer

Michael S. Coggin	48	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

John P. Bumpus	57	Executive Vice President and Chief Administrative Officer

Jennifer C. Peters	47	Senior Vice President and General Counsel

Russell L. Holman, M.D.	50	Chief Medical Officer

Jeffrey G. Seraphine	48	Chief Development Officer

Victor Giovanetti	54	President — Eastern Group

Robert N. Klein	57	President — Western Group

R. Scott Raplee	52	President — Central Group

Melissa O. Waddey	42	President — Ambulatory and Operations Services

The term of each officer runs until his or her successor is appointed by the Board, or until his or her earlier death, resignation or removal. Below is a biographical summary of the experience of the executive and senior officers of the Company. Information pertaining to Mr. Carpenter, who is both a director and an executive officer of the Company, may be found in the section entitled "Meet our Board of Directors" on page 15.

David M. Dill has served as President of the Company since January 2011 and as Chief Operating Officer of the Company since April 2009. Mr. Dill served as Executive Vice President from February 2008 to January 2011. Mr. Dill joined the Company in July 2007 as Chief Financial Officer and continued to serve in that role until April 2009. From March 2006 until Mr. Dill joined the Company, he served as executive vice president of Fresenius Medical Care North America and as chief executive officer of one of two United States divisions of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as executive vice president, chief financial officer and treasurer of Renal Care Group, Inc., a publicly-traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care in March 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc. Mr. Dill served as a member of the board of directors of Psychiatric Solutions, Inc., a behavioral health services company, from 2005 until 2010.

LifePoint Health, Inc. | 2018 Proxy Statement	31

OUR COMPANY

Michael S. Coggin has served as the Company's Executive Vice President, Chief Financial Officer and Chief Accounting Officer since September 2016. From December 2008 until September 2016, Mr. Coggin served as Senior Vice President and Chief Accounting Officer of the Company. From September 2007 until December 2008, Mr. Coggin served as chief financial officer of Specialty Care Services Group, a multi-service line healthcare provider primarily focused on providing perfusion and auto-transfusion services to hospitals. Mr. Coggin was a senior vice president in the finance, accounting and internal audit groups of Renal Care Group, Inc. from April 2004 until its acquisition by Fresenius Medical Care AG & Co. KGaA in March 2006. Following the acquisition, Mr. Coggin provided finance and accounting oversight for business units within the East Division of Fresenius. Prior to that time, Mr. Coggin was an audit manager at KPMG Peat Marwick in Nashville, Tennessee.

John P. Bumpus has served as Executive Vice President and Chief Administrative Officer of LifePoint Health since 2008. In this role, Mr. Bumpus oversees human resources and talent development; employee and labor relations; compensation and benefits; capital and construction management; communications; administration; and aviation. He previously served as Senior Vice President, Human Resources and Administration of the Company. Prior to joining LifePoint, Mr. Bumpus served as vice president, human resources for Province Healthcare Company. He also held various leadership positions during his tenure with The Kroger Company, including strategic planning and implementation specialist; manager, human resources; and various positions in operations for the Nashville marketing area.

Jennifer C. Peters was appointed the Company's General Counsel effective April 3, 2017 and Corporate Secretary effective June 7, 2017. Prior to assuming her current role, Ms. Peters served as senior vice president and chief operations counsel of the Company, where she was responsible for overseeing the Company's operations lawyers and contract management team to ensure consistent legal guidance across all operational units. Prior to joining the Company in November 2013, Ms. Peters served as general counsel, secretary and chief compliance officer for Simplex Healthcare from October 2010 through November 2013. Ms. Peters has also served as vice president and associate general counsel at Community Health Systems. In addition, Ms. Peters has experience as a hospital administrator.

Russell L. Holman, M.D. became the Company's Chief Medical Officer in February 2013. Dr. Holman oversees the Company's quality and clinical effectiveness, care management, disease management, patient safety and satisfaction, physician engagement, appropriateness of care and ancillary resource utilization. Prior to joining the Company, Dr. Holman served as chief clinical officer of Cogent HMG, where he served in executive leadership roles for eight years. Previously, he served as medical director of hospital services for HealthPartners Medical Group & Clinics in Bloomington, Minnesota, and assistant director of the Internal Medicine Residency Program at the University of Minnesota. Among Dr. Holman's professional accomplishments, in 1996 he founded one of the earliest hospitalist programs for Regions Hospital in St. Paul, Minnesota. In 2000, he created one of the nation's first postgraduate Fellowship Programs in Hospital Medicine for HPMG&C. In 2007, he co-authored and edited the textbook, Comprehensive Hospital Medicine.

32	2018 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

Jeffrey G. Seraphine has served as the Company's Chief Development Officer since January 2017. Prior to assuming his current position, Mr. Seraphine served as President of the Company's Eastern Group beginning in February 2013. Mr. Seraphine is a founding employee of the Company and, since 1999, has served in various roles, including as President of the Company's Delta Division and as CEO of several of the Company's hospitals. Prior to joining LifePoint, Mr. Seraphine served in hospital administration roles with Hospital Corporation of America (HCA) in Florida.

Victor Giovanetti has served as President of the Company's Eastern Group since January 2017. From July 2015 to January 2017, Mr. Giovanetti served as President of the Company's Western Group. Mr. Giovanetti joined the Company in July 2013 as Chief Operating Officer of the Company's Eastern Group. Mr. Giovanetti has more than 25 years of management experience in operations, financial, clinical and strategic aspects of healthcare administration. Prior to joining the Company, his positions included president of HCA Lewis-Gale Regional Health System in Roanoke, Virginia, chief executive officer and chief operating officer of Southern Hills Medical Center in Nashville, Tennessee, and various management roles with HCA, Symbion and other healthcare organizations in Georgia.

Robert N. Klein has served as President of the Company's Western Group since January 2017. Mr. Klein has more than 25 years of healthcare administration experience, having served in various positions, including division president, since joining the Company in 2005. Most recently, Mr. Klein served as chief operating officer of the Company's Central Group from 2013 until his promotion to Western Group President. Prior to joining the Company, Mr. Klein served as chief executive officer of several HCA hospitals in Tennessee and in executive leadership positions at Baptist Medical Center in Alabama. Mr. Klein is a Fellow in the American College of Healthcare Executives.

R. Scott Raplee has served as President of the Company's Central Group since February 2013. Mr. Raplee is a founding employee of LifePoint and began his tenure as the Company's National Division Chief Financial Officer in 1999. Since then, he has served in various roles, including as Operations Chief Financial Officer, Senior Vice President and Operations President, and Senior Vice President and President of Operations Planning and Support, until his appointment as Central Group President.

Melissa O. Waddey has served as President of the Company's Ambulatory and Operations Services since January 2017. In this position, Ms. Waddey leads multiple departments that drive operations strategy, organic growth and integration of new hospitals, and oversees physician services. Ms. Waddey joined the Company in 2010 and has served in a variety of positions, including senior vice president, operations strategy and integration and chief of staff to the Company's Chairman and CEO. Prior to joining the Company, Ms. Waddey served in several hospital operational roles with HCA.

LifePoint Health, Inc. | 2018 Proxy Statement	33

OUR COMPANY

CORPORATE GOVERNANCE

We believe our corporate governance structure enables our Board and employees to make prompt, principled and sound business decisions and be held accountable for delivering shareholder value, and also supports our quality, compliance, and risk management goals.

Strong Governance Practices Promote Independent Board Oversight

LifePoint is committed to exercising good corporate governance practices. We believe that good governance promotes the long-term interests of our shareholders and strengthens Board and management accountability.

• Majority vote standard in uncontested elections of directors
Shareholder Rights	• Director resignation policy with respect to directors who do not receive a majority of votes cast
• No poison pill
• One class of voting shares outstanding

• All directors are independent, other than the CEO
• Active, engaged and independent chairs of all standing committees
• Audit and Compliance, Corporate Governance and Nominating, and Compensation Committees 100% independent
• Regular executive sessions of independent directors chaired by our Lead Director
Board Composition and Practices	• Comprehensive annual self-evaluation and performance assessments of Board, Committees and each director
• Director "overboarding" policy generally restricting the number of public company boards on which a director of the Company may serve
• Independent director participation and oversight of key governance processes, such as risk oversight, strategic planning and CEO performance, succession planning and compensation
• Mandatory director retirement policy

Governance Materials Available on our Website

The structure and processes of the Board of Directors are based on key governance documents, including our Corporate Governance Standards, which govern the operation of the Board of Directors and its committees and guide the Board and our executive leadership team in the execution of their responsibilities. Our Corporate Governance Standards, along with all of our governance documents, are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders, and otherwise as circumstances warrant.

Our Corporate Governance Standards, along with the Company's other corporate governance materials, are available under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net. Instructions for how to communicate with our Board of Directors are also included in this section of our website.

34	2018 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

CORPORATE CONTROLS

Corporate controls ensure that the strategy we adopt and the business plan we design to achieve it deliver the results we want and not those we do not. Often more focus is placed on the seemingly more exciting strategy-dominated front-end of business decision making and not the corporate controls back end that is equally essential to success.

Our featuring of our corporate controls here, our inclusion of a Quality Committee of the Board and our integration of quality goals into our compensation plans show we do not neglect these key functions.

Board Oversight of Risk

The Board of Directors considers risk oversight a high priority. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:

• The Enterprise Risk Management Committee of the Company, which is comprised of individuals from all major areas of the Company, including operational, financial, human resources, legal and risk functions of the Company, has established a comprehensive process for the management of risk across the Company and measurement methodologies for quantifying, comparing, benchmarking and prioritizing risks facing the Company.

• The Audit and Compliance Committee oversees the Company's guidelines, policies and processes for monitoring and mitigating risk relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance efforts. The Audit and Compliance Committee oversees the internal audit function and the Company's ethics programs, including the Code of Conduct and Code of Ethics, and receives reports from the Company's compliance and audit services departments at each of its regular meetings.

• The Compensation Committee, with management and the Compensation Committee's independent compensation consultant, regularly monitors and assesses the risk levels of the Company's executive compensation policies and practices and the Company's compensation practices in general. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive aspect of the compensation, including the use of multiple metrics that align the executives with the Company's long-term strategy and have appropriate thresholds and caps, multi-year vesting for equity, a carefully considered peer group to assure the Company's compensation practices are measured and appropriately competitive, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company's stock ownership guidelines. In addition, the Company's executive compensation recoupment policy allows the Company to recover bonus payments and certain equity awards under certain circumstances. Based on its assessment, the Compensation Committee believes that the Company's compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company.

• The Corporate Governance and Nominating Committee oversees risks related to the Company's governance structure and processes, including by regularly reviewing and considering corporate governance practices, ensuring that appropriate senior management succession plans are in place, and conducting annual Board and committee evaluations.

• The Quality Committee plays a significant role in evaluating risks with respect to clinical performance and industry practices, including by monitoring and evaluating the Company's quality of care and patient safety programs and initiatives, and

LifePoint Health, Inc. | 2018 Proxy Statement	35

OUR COMPANY

receiving management reports on deviations from the Company's quality and safety standards and corrective and preventative actions.

• The Disclosure Committee of the Company, which is comprised of all senior leaders as well as individuals from all major areas of the Company, including operational, financial, human resources, legal and risk functions of the Company, plays an integral role in reviewing the accuracy, completeness, timeliness and fairness of the Company's financial reporting.

Cybersecurity and Information Security Risk Oversight

Our Board of Directors recognizes the importance of maintaining the trust and confidence of our patients, employees and vendors, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board of Directors and our Enterprise Risk Management Committee each receive regular reporting on cybersecurity and information security risk. At least quarterly, our Enterprise Risk Management Committee and our Board receive an operational risk update that includes a review of cybersecurity and information security risks. At least once each year, the Board discusses cybersecurity and information security risks with the Company's Chief Information Officer and Information Security Officer. Below are some of the measures we employ to identify and mitigate threats to confidentiality, availability and integrity of our information systems.

•
On a regular basis, the Board of Directors reviews our cybersecurity risk management practices, primarily by receiving reports on the Company's cybersecurity management program prepared by the Chief Information Officer and the Information Security Officer.

•
Cybersecurity education and training is regularly provided to our Board members and employees.

•
We continuously make investments in our technology infrastructure.

•
We continuously develop and enhance controls, processes and systems to protect our networks, computers, systems and data from attacks or unauthorized access.
•
Our insurance policies include coverage for potential financial losses due to cyber breaches.

•
We retain a computer forensics firm and an industry-leading consulting firm in case of a breach event.

•
Our Board member, Jana R. Schreuder, has extensive technology, operations and risk management expertise. Her background as the former president, operations and technology, and as head of corporate risk management for Northern Trust Corporation affords the Company with a leader who has comprehensive knowledge and experience in this area.

•
Our information security group performs ongoing social engineering assessments.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct that provides guidance to the Board of Directors and all employees, including the Company's senior management. The Board of Directors has also adopted a Code of Ethics for the Company's CEO, principal financial officer, principal accounting officer, controller and persons performing similar functions, which specifically addresses the unique roles of these officers in corporate governance. Many of the topics covered in the Code of Ethics are also addressed in the Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to comply with, the Code of Conduct.

The Code of Conduct and the Code of Ethics are available under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Compliance Hotline

Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company's personnel, including pursuant to the Audit and Compliance Committee's policy on the reporting of concerns regarding the Company's accounting, internal controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern through an external compliance hotline by calling 877-508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline are handled on an expedited basis and, under certain circumstances, are then communicated directly to the Chair of the Audit and Compliance Committee.

36	2018 Proxy Statement | LifePoint Health, Inc.

OUR COMPANY

Independence and Related Person Transactions

Independence Determinations

Please refer to the section entitled "Board of Directors — Board Independence" on page 20 for a discussion of the independence of the Board and the committees of the Board.

Related Person Transaction Policy and Process

In addition to the Company's Corporate Governance Standards, Code of Conduct and Code of Ethics, the Board of Directors has approved written policies and procedures that govern the review, approval and/or ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any single calendar year. A copy of the Related Person Transactions Policies and Procedures is available under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

This policy is administered under the oversight of the Audit and Compliance Committee. To assist this committee in identifying potential related person transactions, each director and executive officer is required to identify his or her family members and provide certain information about them, which they update on a quarterly basis. The Company's Corporate Governance Officer disseminates a list of the related persons to various officers and departments of the Company on a quarterly basis so that such transactions can readily be identified. If a related person transaction is identified in advance and the Corporate Governance Officer determines that the transaction is subject to this policy, the transaction must be submitted to the Audit and Compliance Committee (or its Chair, if time is of the essence) for consideration. The Audit and Compliance Committee may generally approve such transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders. The policy also enumerates certain related person transactions that are deemed automatically pre-approved by the Audit and Compliance Committee because the SEC has determined that such transactions are not required to be disclosed or they are unlikely to raise the concerns underlying the SEC's disclosure requirements.

During 2017, there were no reportable related person transactions for the Company, and no related person had any reportable indebtedness to the Company or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee of the Board of Directors consisted of Drs. Maupin and Tuckson, Mses. Kondracke and Schreuder, and Messrs. Evans, Haley and Crawford. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, nor has any of the members had any relationship requiring disclosure by the Company. None of the Company's executive officers serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company's Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company's executive officers and directors, the Company believes that all reports were filed in a timely manner during 2017 except that, due to an administrative error, Drs. Maupin and Tuckson, Messrs. Evans and Haley, and Ms. Kondracke failed to timely report the issuance of shares in June 2017 upon vesting of RSUs granted in 2014. In addition, Mr. Crawford failed to timely report a purchase of shares in June 2017. Each of these transactions was reported in a timely filed Form 5 in February 2018.

All Section 16(a) reports are posted on the "Investors — SEC Filings" section of the Company's website, www.LifePointHealth.net, by the end of the business day after filing and remain accessible for at least 12 months.

LifePoint Health, Inc. | 2018 Proxy Statement	37

OUR COMPANY

Social Responsibility

Sustainability isn't a sideline issue for LifePoint Health — as a company that helps people with their health at their most vulnerable moments, it is at our core.

Our business plan is a summary of what sustainability is all about: we seek continuous improvement in the quality of our care as measured against clinical outcomes, service standards for both our patients and our physicians and other healthcare professionals, and sustainable returns for shareholders while being, in the majority of cases, the main source of employment and a key source of tax revenues in the majority of our locations. Jobs and tax revenues to fund society-wide policy goals are often neglected in sustainability discussions, even though they are what most people and communities care about most.

We are particularly proud of the partnership between our Health Support Center and the Second Harvest Food Bank of Middle Tennessee. Following our commitment in January 2017 to volunteer with Second Harvest as a means to further realize our mission of Making Communities Healthier®, hundreds of volunteers from all departments and teams across our Health Support Center provided nearly 1,000 hours of service throughout the year. LifePoint volunteers sorted, packed, or distributed a cumulative total of 277,859 pounds of food for families dealing with the health crisis that is food insecurity, representing nearly 200,000 meals provided to men, women, children and seniors.

We also support the communities in which we operate by striving to minimize our environmental impact in our daily operations. We have comprehensive environmental policies and procedures that address federal regulatory requirements related to areas of environmental risks. We are committed to complying with all applicable regulatory guidelines and laws and to taking appropriate and timely corrective actions when deviations occur.

In 2017, all of our eligible hospitals participated in an energy conservation program that conducts energy audits to review utility and operating data, evaluates energy consumption and rate structures and creates a weather-corrected energy use profile for each hospital. We have participated in this program since 2007 and continue to significantly reduce our carbon footprint and consumption of electricity and natural gas each year. In 2017, we generated savings through this program of almost $9 million.

We also participate in the reprocessing and remanufacturing of single-use medical device programs offered by Stryker Sustainability Solutions, which dramatically reduces medical waste and results in cost savings for our hospitals. As a result of our participation in these programs, we diverted over 140,000 pounds of medical waste and achieved savings of over $2 million in 2017.

These are just a few of the ways we demonstrate our corporate social responsibility. We also hope you will read our most recent social responsibility report, which you can find on our website under the "Investors — Corporate Governance" section at www.LifePointHealth.net.

38	2018 Proxy Statement | LifePoint Health, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP (EY) as the Company's independent registered public accounting firm for 2018 and, as a matter of good corporate governance, the Board is requesting shareholders to ratify this selection. EY has audited the Company's financial statements since 1999 and is considered by management to be well qualified. If the selection of EY is not ratified by the shareholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the shareholders.

Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate shareholders' questions.

Fees and Services of the Independent Registered Public Accounting Firm

The following is a summary of services rendered by EY and the fees paid for such services during the last two fiscal years.

Service	2017	2016

Audit Fees	$4,278,036	$4,835,382

Audit-Related Fees	400,000	200,000

Tax Fees	361,142	537,546

All Other Fees	—	—

Total	$5,039,178	$5,572,928

Audit Fees — Primarily for professional services rendered in connection with the audit of the Company's consolidated annual financial statements, audit of internal control over financial reporting (pursuant to §404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2016 and 2017. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings.

Audit-Related Fees — Primarily for consultation on accounting and reporting standards.

Tax Fees — For assistance with tax compliance regarding tax filings and other tax advice and consulting services.

All Other Fees — No fees were incurred for products and services provided by EY outside of those already disclosed.

The Audit and Compliance Committee considered and determined that the provision of non-audit services by EY during 2016 and 2017 was compatible with maintaining auditor independence. None of these services is of a type that is prohibited under the independent registered public accounting firm independence standards of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company's independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of EY. For 2017, the Audit and Compliance Committee delegated to the Chair of the Audit and Compliance Committee pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $50,000 in each instance) provided by EY, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee pre-approved in accordance with SEC rules all audit, audit-related, tax and other services performed by EY during 2017.

LifePoint Health, Inc. | 2018 Proxy Statement	39

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Independent Auditor Evaluation

The Audit and Compliance Committee has established practices to evaluate the qualifications, compensation, performance and independence of the Company's independent registered public accounting firm, both on an ongoing basis throughout the year and through the completion of an annual evaluation. The evaluation, which is administered by the Corporate Secretary and an internal risk executive, assesses the Company's satisfaction with the quality and efficiency of the services provided. A summary of the results is provided to the Audit and Compliance Committee for its discussion and analysis.

Based on the results of the annual evaluation, the Audit and Compliance Committee selected EY as the Company's independent registered public accounting firm for 2018. The factors considered by the Audit and Compliance Committee included:

•
Quality of services provided by EY;

•
Effectiveness of the communication and interaction between EY, management and the Audit and Compliance Committee;

•
The independence and objectivity of EY;

•
Resources of EY, including technical knowledge and understanding of the Company's business and industry; and

•
Reasonableness of fees.

The Audit and Compliance Committee and the Board believe it is in the best interest of the Company and its shareholders to continue to retain EY as the Company's independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

40	2018 Proxy Statement | LifePoint Health, Inc.

AUDIT AND COMPLIANCE COMMITTEE REPORT

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee consists entirely of independent directors in accordance with the NASDAQ and SEC audit committee structure and membership requirements. The Audit and Compliance Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of this charter is available under the "Investors — Corporate Governance" section of the Company's website, www.LifePointHealth.net.

In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company's management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting, and the work and assurances of the Company's independent registered public accounting firm, which reviews quarterly and audits annually the Company's financial statements. In addition, the Audit and Compliance Committee relies on the Company's independent registered public accounting firm to express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles and to attest management's assessment of the effectiveness of internal controls over financial reporting.

The Audit and Compliance Committee selected EY as the Company's independent registered public accounting firm for 2017. This selection was subsequently approved by the Board of Directors and was ratified by the Company's shareholders at the annual meeting of shareholders held on June 6, 2017.

The Audit and Compliance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with the Company's management and EY. The Audit and Compliance Committee has also discussed with EY the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, "Communications with Audit Committees," as amended.

The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the Audit and Compliance Committee concerning independence, and has discussed with EY their independence.

The Audit and Compliance Committee discussed with the Company's internal audit and compliance officers and EY the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal audit and compliance officers and EY with and without members of management present to discuss the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting and compliance program.

In reliance on these reviews and discussions, and the report of EY, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the 2017 Annual Report on Form 10-K.

AUDIT AND COMPLIANCE COMMITTEE

Michael P. Haley, Chair
Kermit R. Crawford
Richard H. Evans
Marguerite W. Kondracke
John E. Maupin, Jr.
Jana R. Schreuder
Reed V. Tuckson

Dated: April 18, 2018

LifePoint Health, Inc. | 2018 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis you will find detailed information regarding the compensation for our Named Executive Officers (NEOs). For 2017, our NEOs were:

•
William F. Carpenter III, Chairman and Chief Executive Officer;

•
David M. Dill, President and Chief Operating Officer;

•
Michael S. Coggin, Executive Vice President and Chief Financial Officer;

•
John P. Bumpus, Executive Vice President and Chief Administrative Officer; and

•
Paul D. Gilbert, former Executive Vice President and Chief Legal Officer, who resigned as an executive officer effective February 14, 2017.

2017 Pay-for-Performance Results

Overall, actual 2017 executive compensation pay demonstrates that the Company's executive compensation program rewards performance and aligns compensation with performance and shareholder interest. Additionally, based on the results of an annual assessment conducted by the Compensation Committee, including an evaluation by the Company's independent compensation consultant, the program does not promote unnecessary and excessive risk. These conclusions are similar to last year's findings.

Since making its compensation decisions in February 2017, the year-end results for 2017 have been determined. Due to an increasingly challenging operating environment, 2017 was a difficult year for healthcare providers. LifePoint was no exception and we did not achieve our financial performance expectations. The hospitals we acquired in 2016 did not improve at the pace we had expected and this negatively impacted the financial performance of the Company overall. We did not achieve all of our challenging revenue and EBITDA performance goals, however, the Company exceeded its goals for quality performance. Based on these results, the payouts from our incentive plans were below target: the payout for our annual cash incentive was 68% of target; and the payout for our 2015 performance-based RSUs, which was determined based on the Company's relative TSR percentile ranking as of December 31, 2017 against the TSR Peer Index, was 92% of target. These below-target payout levels are consistent with our performance and demonstrate the Compensation Committee's and the Company's commitment to our pay-for-performance philosophy.

Compensation Philosophy and Objectives

The Compensation Committee provides oversight and guidance with regard to the compensation programs for which our most senior executives, including our NEOs, are eligible. When making compensation decisions for the CEO, as well as other Company senior leaders, the Compensation Committee is guided by the following objectives:

•
Ensure compensation is related to performance and that a large majority of an executive's pay is at-risk;

•
Attract and retain highly capable and motivated leaders by paying at competitive levels;

•
Establish competitive performance targets that will drive long-term shareholder value;

•
Ensure that compensation program elements do not encourage unnecessary and excessive risk;

•
Promote a commitment to compliance and the high ethical standards of the Company; and

•
Make decisions that are informed by shareholder feedback.

The role of the Compensation Committee is explained in more detail on page 53.

Our Compensation Processes

Each year, the Compensation Committee conducts a robust and thoughtful compensation planning and goal-setting process incorporating market data, input from its independent compensation consultant, shareholder feedback, and perspectives from Company management, as applicable. This process incorporates a course timeline, portions of which are highlighted below, which guides the Compensation Committee in its compensation-related work for the year. The Compensation Committee's decisions and actions related to the 2017 process are described in the following pages.

42	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Course Timeline

January - March

Review tally sheets for NEOs and other senior leaders of the Company	Certify achievement of prior year executive compensation program performance targets	Approve executive compensation program targets for the year	Determine total target executive compensation packages for NEOs and other senior leaders	Review and approve annual equity recommendations for all eligible employees	Assess independence of executive compensation consultant

April - June

Review and approve Compensation Discussion and Analysis section of annual proxy statement	Review market and peer data with respect to Director compensation	Recommend Director compensation	Review executive benefit and compensation programs

July - September

Review and assess Compensation Committee charter	Review and approve benefit plan changes, if required

October - December

Establish Director compensation deferrals for the upcoming year	Complete detailed executive compensation peer review to establish the framework for first quarter executive compensation decisions	Assess compliance with stock ownership guidelines	Complete risk analysis of compensation programs to ensure no incentive for excessive risk-taking

Ongoing

Review and approve new employee and promotion equity recommendations
Monitor and review unanticipated items that may meaningfully impact compensation
Assess shareholder feedback

Pay Practices — How We Pay What We Pay

Similar to other companies, the Compensation Committee has adopted a number of key practices and controls consistent with good governance and the Company's compensation philosophy, including:

✔
Our pay design aligns with our strategy.

✔
We do not use one-off compensation awards (apart from promotions, market adjustments or hiring bonuses).

✔
We cap our incentive compensation opportunities.

✔
We use multiple metrics for our performance-based compensation.

✔
Our employees do not have employment contracts.

✔
We have no supplemental defined benefit retirement plans for NEOs.

✔
Our Board uses an independent compensation consultant.
✔
We benchmark to peer market data.

✔
We have double triggers in our change of control cash severance payments.

✔
We have a claw-back policy.

✔
We do not reprice stock options.

✔
We have anti-hedging and pledging policies.

✔
We undertake annual compensation risk analyses.

✔
We undertake annual share utilization and dilution analyses.

✔
We have established stock ownership guidelines.

LifePoint Health, Inc. | 2018 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Design

Pay Mix

We design the mix of our pay elements to most effectively promote pay for performance and shareholder alignment. The result of this mix puts 91% of our CEO's target pay at risk and an average of 85% of target pay at risk for all other NEOs. Mr. Gilbert resigned as an executive officer effective February 14, 2017 and, as a result, is not included in calculations expressing percentage of NEO compensation. In 2017, our compensation consisted of the following components:

•
Base salary (9% of our CEO's target pay and an average of 15% of our other NEOs' pay). Even though it is the smallest component of our pay mix, providing a very competitive base salary is particularly important to us, given our geographic proximity to companies with whom we compete for executive talent;
•
Short-term annual cash incentive (13% of our CEO's target pay, and an average of 13% of the other NEOs' pay) is tied to key annual Company performance metrics; and
•
Long-term equity-based pay (78% of our CEO's target pay, and an average of 72% of the other NEOs' pay) is tied to our Company's long-term performance metrics.

CEO Target Pay Mix	Avg. Other NEOs' Target Pay Mix (excl. Mr. Gilbert as he did not serve as an NEO for the full year)

Base Salaries

We determine the base salary for each NEO based upon their short- and long-term performance, their duties and responsibilities, relevant market data for their role, and the overall performance of the Company.

Short-Term Annual Cash Incentive

We use short-term annual cash incentive awards to reward performance during the year relative to Compensation Committee-approved goals for the year. Short-term metrics are aligned with the goals approved in our annual business plan, designed to be challenging and achievable, and when met or exceeded, drive long-term shareholder value. The Compensation Committee establishes specific goals for each of these performance metrics in February for the entire year. For 2017, the Performance Metrics included Adjusted Normalized Revenue, Adjusted Normalized EBITDA and Quality. The Compensation Committee's rationale is summarized below.

Performance Metric		Rationale

Adjusted Normalized Revenue	Growing revenue is key to our long-term success.

Adjusted Normalized EBITDA	Profitable growth is essential to delivering value to our shareholders and to ensuring we can reinvest in our business.

Quality	Providing high quality care and service to our patients is an essential driver of organizational growth, value-based reimbursement, recruiting outstanding talent and foundational in our ability to drive shareholder value.

A detailed review of the Company's results versus these metrics can be found on page 51. In addition, see Appendix A for definitions and a reconciliation of non-GAAP measures.

44	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity-Based Pay

We use 100% performance-based equity incentive awards as long-term compensation to align our NEOs' compensation with the interests of the Company's shareholders. In making the long-term equity awards, the Compensation Committee considers the value of the awards as part of the NEO's total direct compensation, which is determined for each NEO based on their short- and long-term performance, their duties and responsibilities, relevant market data for their role, and the overall performance of the Company.

The Compensation Committee decided in February 2017 that target values for the 2017 long-term incentive awards would be set at levels comparable to the target values for the 2016 long-term incentive awards. For the CEO, the Compensation Committee weighted the target value of the award at approximately 45% stock options and 55% performance-based RSUs; for the other NEOs, the target value was weighted approximately 50% stock options and 50% performance-based RSUs.

Stock options awarded to all NEOs vest in four equal installments beginning on the first anniversary following the date of grant and expire after 10 years. The Compensation Committee considers stock options to be performance-based. The regularly scheduled meetings of the Compensation Committee at which stock option awards are granted do not coincide with earnings releases or other periodic filings of the Company that may have a material effect on the stock price of the Company and are scheduled in advance without regard to those events.

Performance-based RSUs awarded in 2017 are subject to a three-year performance period followed by an additional one-year time-based vesting period. The NEO can earn 0% to 200% of the target grant based upon diluted EPS results versus target in the first three years following the grant date. At the end of the three-year performance period, any amounts earned are subject to adjustment pursuant to a relative TSR modifier. Additional details on the performance-based RSUs awarded in 2017 can be found on page 52.

Formulaic Framework for Incentive Programs

The determination of cash or shares paid out under our executive compensation plan generally follows a formulaic approach based on results against specific predetermined goals. The formulas used in each of our annual cash incentive award program and our long-term performance-based equity program are described in detail in the section entitled "2017 Compensation" beginning on page 50.

The financial measures established by the Compensation Committee and the Company's results relating to these measures may differ from the financial measures reported in other filings by the Company or in the Company's earnings release. The Compensation Committee has approved a pre-determined framework of adjustments to our reported financial results for purposes of the executive compensation plan to account for:

•
gains or losses on sales of facilities

•
operating results of acquired or divested facilities

•
impairment charges

•
certain gains or losses arising from litigation or settlements with governmental entities or other third parties

•
gains or losses on extinguishment of debt
•
changes as a result of the implementation of new accounting or tax standards

•
restructuring charges

•
accelerated depreciation due to an unexpected change to the useful life of an asset

•
other matters that are unusual, non-operational or non-recurring in nature

Generally, these adjustments exclude one-time or unusual items and external factors that are inconsistent with the assumptions reflected in our financial plans. The Compensation Committee believes that this flexibility is critical in order to minimize unintended incentives or disincentives, as well as to more accurately reflect items that are within management's control. For more information about the adjusted financial measures reported in this Compensation Discussion & Analysis, please see Appendix A of this proxy statement.

LifePoint Health, Inc. | 2018 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation Decisions and Rationale

Overall actual pay in 2017 demonstrates that the Compensation Committee's desire to pay for performance and align pay with shareholder interests is being achieved with the Company's executive compensation program. During the year, decisions were made consistently with the programs' objectives.

In 2017, in response to feedback from our shareholders, we eliminated excise tax gross-up provisions for employees hired on or after February 28, 2017. In addition, consistent with our pay for performance philosophy and in consideration of the challenging healthcare operating environment, we held base salaries for our executives at 2016 levels, except with respect to two executive officers who received increases in connection with either a promotion or an increase in responsibilities. In addition, we increased the vesting term for options and performance-based RSU awards granted under our long-term incentive program from three to four years.

Key decisions that impacted our NEOs' total direct compensation are highlighted below.

CEO Pay

In February 2017, the Compensation Committee decided that the CEO's target total direct compensation, which consists of base pay, short-term annual cash incentive, and long-term equity-based pay should remain comparable to 2016. In reaching this decision, the Compensation Committee considered:

•
The Company's overall performance in 2016;

•
The CEO's short- and long-term individual performance;

•
The current healthcare industry environment;

•
The strength and commitment of the management team Mr. Carpenter has built and continues to motivate;

•
The competitive position of the target package relative to the market;

•
The high percentage (approximately 91%) of the CEO's target pay that is at-risk and tied to the Company's performance;

•
Mr. Carpenter's focus on delivering high-quality patient care and service, maintaining regulatory compliance in a highly regulated industry and delivering shareholder value; and

•
Recent successful CFO succession/transition process.

Other NEOs

Component	Decision

Base Salary	The Compensation Committee determined that based on the current healthcare industry environment as well as the overall performance of the Company in 2016, no merit-based salary increases would be provided to any NEO, except for the following:
• Mr. Coggin's base salary increased as a result of his promotion to CFO and to position his salary more competitively to market levels for his role.
• Mr. Bumpus' base salary increased in June 2017 as a result of his increased responsibilities and to position his salary more competitively relative to similar roles in the market.

Short-Term Annual Cash Incentive	All other NEO short-term annual cash incentive target award percentages remained unchanged from 2016 as the Compensation Committee determined they were positioned appropriately when compared to the market, with the exception of Mr. Coggin, whose target changed as a result of his promotion to CFO.

46	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Component	Decision

Long-Term Equity-Based Pay

All other NEO long-term equity-based pay target values remained unchanged from 2016 as the Compensation Committee determined they were positioned appropriately when compared to the market, except for the following:

• Mr. Coggin, whose target value increased as a result of his promotion to CFO.
• Mr. Bumpus, whose target value increased as a result of his increased responsibilities.

After considering relevant market data, shareholder input, and the changing dynamics of the healthcare sector, the Compensation Committee made the following changes to the Company's executive compensation programs for 2017:

Component	Decision

Short-Term Annual Cash Incentive Plan	• The 2017 short-term annual cash incentive plan included Adjusted Normalized Revenue, Adjusted Normalized EBITDA, and quality metrics.

•

The Compensation Committee removed the diluted EPS target from the 2017 short-term annual cash incentive plan and added it as the primary metric in the 2017 long-term incentive plan, eliminating any duplication of metrics between these plans in response to shareholder feedback.

•

The acquisition revenue target was removed from the 2017 short-term annual cash incentive plan. While the Company continued to consider potential acquisition opportunities that were strategic and compelling to its business, integration of recently acquired facilities was a primary focus in 2017. The Compensation Committee determined that the results of this ongoing integration were best measured by the Adjusted Normalized EBITDA component of the plan.

Long-Term Equity Incentive Plan	• For 2017, the Compensation Committee decided to award our NEOs a mix of performance-based RSUs and stock options, similar to 2016.

•

However, the Compensation Committee, in order to provide further alignment with shareholders, decided that the metrics for the performance-based RSUs would be diluted EPS combined with a relative TSR modifier that adjusts the total number of shares earned pursuant to the performance-based RSUs. Performance for each metric is measured over the 2017 Performance Period, with any amounts earned at the end of three years subject to an additional one-year time-based vesting period.

• In addition, the Compensation Committee established four-year vesting for all stock option grants to the NEOs.

Excise tax gross-ups	In response to shareholder feedback, the Compensation Committee eliminated excise tax gross-ups for any employee hired on or after February 28, 2017.

Shareholder Outreach on Compensation Matters

Similar to prior years, the Company continued its annual shareholder outreach process in 2017. At our Annual Meeting of Shareholders in June 2017, our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought feedback on our executive compensation plan from shareholders owning approximately 44% of the Company's outstanding Common Stock. The Compensation Committee considers all shareholder feedback as it makes compensation decisions and will make changes it deems appropriate. In 2018, the Compensation Committee plans to continue its shareholder outreach efforts and incorporate feedback, as applicable.

LifePoint Health, Inc. | 2018 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

Market for Talent and Peer Group Selection

Geographic Concentration

Despite the current performance in a challenging operating environment, the Compensation Committee believes that our executive leadership team has consistently performed at a high level over the long term, executing on our strategic initiatives and creating value for shareholders. Most notably, this record of achievement makes our NEOs potentially attractive to other healthcare companies. As a result, the Compensation Committee has a heightened sensitivity to the Company's geographic market which provides many competing professional opportunities for the NEOs that would not involve relocation:

•
Tennessee, particularly Nashville, is widely recognized as a hub of the national healthcare industry.

•
Approximately half of the investor-owned hospitals in the United States are owned or operated by Nashville-area hospital management companies.

•
Eighteen publicly-traded healthcare companies are headquartered in Nashville, with combined employment of approximately 500,000, and over $84 billion in global revenue.

•
Half of these Nashville-based investor-owned hospital management companies and other publicly-traded healthcare companies are located within 12 miles of the Company.

Several members of our executive team have joined the Company from other healthcare companies and remain attractive to other companies in the area.

48	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2017, the Compensation Committee relied on information provided by Mercer, its compensation consultant, to identify companies (i) with similar business characteristics, including geographic location, to those of the Company; (ii) of a comparable size to LifePoint; and (iii) against which we compete for senior executive level talent.

Following the review process by the Compensation Committee, with the assistance of Mercer, no changes were made to our peer group for 2017. The following companies made up the Peer Group for 2017:

Hospital Management Companies	Health Services Companies

Community Health Systems	Acadia Healthcare
Tenet Healthcare	Brookdale Senior Living
Universal Health Services	DaVita Healthcare Partners
Encompass Health Corporation
Envision Healthcare
Kindred Healthcare
Laboratory Corp. of America
Quest Diagnostics
Select Medical Holdings

The Compensation Committee's analysis of comparable companies results in a relatively small Peer Group because (i) many potential comparator companies are focused on a single service line within the healthcare industry rather than the more complex management and operation of hospitals and other healthcare facilities and (ii) there has been consolidation within the healthcare industry since the passage of the Affordable Care Act in 2010.

While not included in the Company's Peer Group, the Compensation Committee reviews the compensation practices of HCA Holdings, Inc., which, although significantly larger than the Company in revenue and market capitalization, is a hospital management company located in the Nashville metropolitan area with whom we compete for talent. Additionally, HCA reviews the pay practices of LifePoint as part of its executive compensation benchmarking process.

For each company in the Peer Group, the Compensation Committee, with the assistance of Mercer, reviews proxy data focused on all key components of target total direct compensation: base salary, target bonus, target annual compensation (i.e., base salary plus target bonus), long-term incentives, and target total direct compensation (i.e., target annual compensation plus long-term incentives). Additionally, the Compensation Committee reviews compensation survey data with respect to Mr. Bumpus because his role with the Company often is not comparable to the individual roles for which proxy data is available within the Peer Group due to the broad scope of his responsibilities.

In considering the Company's executive compensation program as compared to the Peer Group, the Compensation Committee takes into account (i) that the Company is the only major hospital management company without a meaningful supplemental defined benefit retirement plan; (ii) the consistent high performance of the NEOs and their extensive experience in the healthcare industry; and (iii) that for select roles, such as the combined President & COO role held by Mr. Dill, there are limited data samples within the Peer Group.

LifePoint Health, Inc. | 2018 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation

Base Salaries

The following table shows the 2017 base salaries and percent increases relative to 2016 levels for our NEOs:

Name	2016 Base Salary	2017 Base Salary	% Increase

William F. Carpenter III	$1,179,000	$1,179,000	—%

David M. Dill	$687,000	$687,000	—%

Michael S. Coggin	$420,000	$500,000	19.0%

John P. Bumpus	$449,000	$500,000	11.4%

Paul D. Gilbert(1)	$543,000	$543,000	—%

(1)  Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017.

When making compensation decisions for 2017, the Compensation Committee determined in February that the salary level of each of the NEOs, with the exception of Mr. Coggin, was consistent with market practices within the Peer Group, therefore, no changes were necessary. With respect to Mr. Coggin, the Compensation Committee determined that it was necessary to increase his base salary as a result of his promotion to CFO and in order to position it more competitively within the Peer Group and the Nashville healthcare market. In June 2017, the Compensation Committee determined that it was necessary to increase the base salary of Mr. Bumpus due to an increase in his responsibilities and to position his salary more competitively relative to similar roles in the market.

Annual Cash Incentive Awards

Annual Cash Incentive Award Formula Definitions

•
Performance Metrics = Annual performance criteria set by the Compensation Committee in February of each year. For 2017, the Performance Metrics included Adjusted Normalized Revenues, Adjusted Normalized EBITDA, and Quality.

•
Target Award Percentage = Percentage of base salary that can be earned by the NEO if the target goals are met for all of the Performance Metrics. The Compensation Committee sets the Target Award Percentage for each NEO after considering market practices among the companies in the Peer Group for applicable roles and the NEO's role and responsibilities at the Company. Based on its assessment of these factors, the Compensation Committee determined that the Target Award Percentages established in 2016 for the NEOs continued to be competitive with the Peer Group and, as such, made no change to the Target Award Percentages for 2017, except that Mr. Coggin's Target Award Percentage was increased in connection with his promotion to CFO. The Target Award Percentages for 2017 for each NEO are shown in the table on the following page.

•
Total Weighted Payout = Sum of the weighted percentages given to each of the Performance Metrics based on achievement of Company performance goals as discussed in more detail below.

•
Achieved Cash Incentive Award Formula = Base Salary × Target Award Percentage × Total Weighted Payout.

Achieved Annual Cash Incentive Awards for 2017

The annual cash incentives are awarded pursuant to the Executive Performance Incentive Plan, as amended (EPIP). The table below provides a description of each Performance Metric, as well as the target weighting given to each metric, the threshold, target and maximum performance goals, 2017 actual results, and the final weighted payout for each Performance Metric. Performance Metrics and weightings were selected to reinforce the Company's short-term and long-term objectives (as described previously), and performance achievement levels were set in accordance with the Company's budget for the year. In 2017, if the maximum goal for each Performance Metric had been achieved, then the Total Weighted Payout would have been 250% of the Target Award Percentage. As indicated in the table below, based on actual 2017 financial results, Total Weighted Payout for 2017 was 68% of the Target Award Percentage.

50	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Performance Metric(1)	Target Weight	Performance Threshold(1)	Performance Target(1)	Performance Maximum(1)	2017 Results(1)	Weighted Payout

All dollar amounts in millions.

Adjusted Normalized Revenues	20%	$6,204.8	$6,531.4	$6,596.7	$6,264.0	14%

Adjusted Normalized EBITDA	65%	$720.0	$800.0	$832.0	$747.2	29%

Quality(2)	15%	—	—	—	—	25%

Total (as a percentage of the Target Cash Incentive Award)	100%	—	—	—	—	68%

(1)  See Appendix A for definitions and reconciliation of non-GAAP financial measures.

(2)  The Quality goal is based on both (i) 90 consecutive days achieving a 15% reduction in CDIFF events from the 2014 baseline; and (ii) 90% of hospitals achieving zero CLABSI events for 180 consecutive days in patients 18 years and older. These calculations exclude certain recently-acquired hospitals. Upon achievement of both the CDIFF and CLABSI metrics, an additional 10% could have been awarded upon the achievement of HCAHPS Overall Top Box response rate of at least 71.5% for at least one quarter for all hospitals operated on January 1, 2017. The Company achieved both the CDIFF and CLABSI targets as well as the HCAHPS target and, thus, achieved the maximum Quality weighted payout of 25%.

The table below sets forth each NEO's Target Award Percentage and Achieved Cash Incentive Award for 2017, both as a percentage of Base Salary and actual dollars. The Achieved Cash Incentive Award (as a percentage of Base Salary) was determined by multiplying the Target Award Percentage by the Weighted Payout shown in the previous table (68%).

Name	2017 Target Award Percentage (as a percentage of Base Salary)	2017 Target Cash Incentive Award (Dollars)	2017 Achieved Cash Incentive Award (as a percentage of Base Salary)	2017 Achieved Cash Incentive Award (Dollars)

William F. Carpenter III	150%	$1,768,500	102%	$1,202,580

David M. Dill	100%	$687,000	68%	$467,160

Michael S. Coggin	90%	$450,000	61%	$306,000

John P. Bumpus	75%	$375,000	51%	$255,000

Paul D. Gilbert(1)	—	—	—	—

(1)  Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017. Pursuant to the terms of his separation agreement, Mr. Gilbert received a payment of $250,000 based on the Company's 2017 performance.

Long-Term Equity Incentive Awards

In making the long-term equity awards, the Compensation Committee considers the value of the awards as part of the NEO's total direct compensation, which is determined for each NEO based on their short- and long-term performance, their duties and responsibilities, relevant market data for their role, and the overall performance of the Company.

Stock Option Awards

The table below shows the number of stock option awards granted to our NEOs in February 2017 (and in June, with respect to Mr. Bumpus, to reflect his increased responsibilities) and shows the fair market value of the 2017 stock option awards on the date of grant and as of December 31, 2017, demonstrating the alignment of NEO compensation and Company performance.

Name	Number of Options Awarded	Fair Value on Date of Grant	Intrinsic Value as of December 31, 2017(1)

William F. Carpenter III	245,482	$5,319,595	$—

David M. Dill	101,559	$2,200,784	$—

Michael S. Coggin	58,034	$1,257,597	$—

John P. Bumpus	31,918	$691,663	$—
	11,852	$256,833	$—

Paul D. Gilbert(2)	—	$—	$—

(1)  Determined by subtracting the exercise price of the option award from the closing price of the Company's stock on December 31, 2017.

(2)  Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017 and was not awarded any options in 2017.

LifePoint Health, Inc. | 2018 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

2017 Performance-Based RSU Awards

The following table shows the number of performance-based RSUs granted to our NEOs in February 2017 (and in June, with respect to Mr. Bumpus, to reflect his increased responsibilities):

Name	Number of RSUs Awarded	Fair Market Value on Date of Grant

William F. Carpenter III	81,009	$5,496,461

David M. Dill	27,421	$1,860,515

Michael S. Coggin	15,669	$1,063,142

John P. Bumpus	8,618	$584,731
	3,200	$217,120

Paul D. Gilbert(1)	—	$—

(1)  Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017 and was not awarded any performance-based RSUs in 2017.

Vesting of these performance-based RSUs is conditioned upon the achievement of:

•
The Company's three-year annual performance results measured against annually established performance targets for diluted EPS for each of the three fiscal years within the 2017 Performance Period. The Company believes that the use of the diluted EPS metric is directly aligned with our long-term business strategy as well as the interest of our shareholders. The percent of target earned is based on the average level of achievement of the applicable diluted EPS goals over the three-year performance period and is determined according to the following table:

Average Annual Diluted EPS Performance Results Achieved	% of RSUs Earned

Below 80% of target	0%

80% of target	25%

100% of target	100%

120% of target	200%

For actual performance results between those levels shown, earned amounts will be linearly interpolated.

•
The Company's three-year annualized relative TSR performance as of December 31, 2019 relative to the TSR Peer Index. Upon achievement of at least 80% of the target diluted EPS goal for the three-year performance period, if the Company's TSR performance is below the 25th percentile, the number of shares earned according to the scale above will be reduced by 20% and if the TSR performance is above the 75th percentile, the number of shares earned according to the scale above will be increased by 20%. In either case, with respect to the negative or positive TSR performance, the number of shares earned will not fall below 25% or exceed 200% of the target RSUs granted. The award percentage will be linearly interpolated if the level of performance achieved falls between two of the levels specified above.

52	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Certification of Performance-Based RSUs: 2015 Award

In February 2018, the Committee certified the performance of our performance-based RSUs that were granted in 2015. The terms of the 2015 performance-based RSUs provided that shares would be earned pursuant to the following schedule based on the Company's relative TSR percentile ranking as of December 31, 2017 against the Company's TSR Peer Index. For the performance period, the Company's TSR ranked at the 46th percentile of the TSR Peer Index, resulting in a payout of 92% of the targeted number of RSUs granted in 2015.

2015 Performance-Based RSU Award Payout Scale

Relative TSR Performance	% of Target Award Earned

≥ 75th Percentile	200.0%

62.5 Percentile	150.0%

50th Percentile	100.0%

37.5 Percentile	75.0%

25th Percentile	50.0%

< 25th Percentile	0.0%

2015 Performance-Based RSUs Earned

Name	Target Number of Performance-based RSUs	Number of Performance-based RSUs Earned (92% of Target)

William F. Carpenter III	70,000	64,400

David M. Dill	25,000	23,000

John P. Bumpus	10,000	9,200

Note: Mr. Coggin did not receive any 2015 performance-based RSUs. Mr. Gilbert forfeited his 2015 performance-based RSUs upon his resignation.

Compensation Committee and Consultant Responsibilities

Role of the Compensation Committee

The Compensation Committee oversees the development and administration of the Company's compensation programs and practices, evaluates and determines the compensation of the NEOs, and administers the Company's equity-based incentive programs. The Chair of the Compensation Committee, currently Dr. Maupin, has a significant role in determining the compensation recommendations presented to the Compensation Committee.

The Compensation Committee works closely with the Company's Executive Vice President and Chief Administrative Officer, Mr. Bumpus, to review and evaluate potential changes or improvements to the Company's compensation and benefit programs.

The Lead Director, Mr. Evans, reviews the performance of the Company's Chief Executive Officer, Mr. Carpenter, based on input from all other independent directors and his own observations. Performance results are discussed with Dr. Maupin. Mr. Evans and Dr. Maupin jointly provide recommendations regarding Mr. Carpenter's compensation to the Compensation Committee. Mr. Evans also discusses the results of this performance review with Mr. Carpenter.

Mr. Carpenter provides the Compensation Committee with input regarding the performance of and compensation recommendations for other NEOs based on his direct knowledge of their contributions during the year. Mr. Carpenter does not play any role with respect to the deliberations and determinations about his own compensation.

The Compensation Committee also utilizes Mercer, its independent compensation consultant, to perform a detailed review of peer group compensation in the fourth quarter of each year. Mercer also meets regularly with and reports to the Compensation Committee in formulating recommendations for executive compensation. Further, the Compensation Committee uses "tally sheets" that quantify detailed information and dollar amounts for the last three years for each component of executive compensation, including the value of all equity granted to each NEO, and the value of welfare and retirement benefits and severance payments.

Risk Considerations

As part of its ongoing responsibilities, the Compensation Committee considers the risk profile of the Company's executive compensation programs. In December of each year, at the request of the Compensation Committee, Mercer conducts a risk assessment that focuses on the following areas: overall program design, incentive plan design, and governance provisions. Following this assessment, the Compensation Committee has determined that the Company's executive

LifePoint Health, Inc. | 2018 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

compensation programs do not encourage unnecessary or excessive risk-taking and include an appropriate balance of short-term and long-term metrics that do not overlap. See the section entitled "Board Oversight of Risk" on page 35 for an additional discussion of the Board's role in risk considerations.

Role of the Compensation Consultant

The Compensation Committee retained Mercer as its independent compensation consultant in 2017. Mercer reports directly to the Compensation Committee and provides advice regarding leading practices for compensation governance. A representative of Mercer attends all scheduled meetings of the Compensation Committee and works extensively with the Compensation Committee Chair, the Lead Director, and management between meetings. In 2017, Mercer provided the Compensation Committee with updates on executive compensation trends and external developments; an analysis of board of director compensation levels; a competitive evaluation of each compensation element and total compensation for the NEOs based on Peer Group proxy data (and, with respect to Mr. Bumpus, compensation survey data); and information on CEO total compensation without prior review by the CEO. Mercer also assists the Compensation Committee with its risk assessment, as described above.

The Compensation Committee annually considers the independence of Mercer in accordance with SEC rules and NASDAQ listing standards. In 2017, the Compensation Committee assessed Mercer's independence, taking into account the following factors:

•
provision of other services to the Company by Mercer and its affiliates other than its services to the Compensation Committee;

•
the amount of fees paid by the Company to the consultant and its affiliates as a percent of the consultant's total revenue;

•
the policies and procedures the consultant has in place to prevent conflicts of interest;

•
any business or personal relationships between the consultant and the members of the Compensation Committee;

•
any ownership of Company stock by the individuals performing consulting services for the Compensation Committee; and

•
any business or personal relationship of Mercer with an executive officer of the Company.

After consideration of the factors above, the Compensation Committee determined that Mercer is independent and that no conflicts of interest exist.

Other Compensation Policies and Information

Additional Compensation Elements

Retirement and Deferred Compensation Benefits

The provision of retirement benefits is necessary to remain competitive with our Peer Group and to attract and retain executives. We make available the following retirement benefits to encourage and reward the NEOs for their continued service.

•
401(k) Plan — The NEOs participate in the LifePoint Health Retirement Plan, a tax-qualified defined contribution retirement plan that is a part of our broad-based employee benefit program. The NEOs participate in the Retirement Plan on the same basis as other employees. The purpose of the Retirement Plan is to assist our employees in saving for retirement and to aid the Company in employee retention and recruitment. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan, and the Company may in its discretion make matching contributions based on each employee's contributions. Employees decide the investments in which their accounts are invested. Benefits under the Retirement Plan are based solely on each employee's contributions, matching contributions and return on investment.

•
Deferred Compensation Plan — The NEOs and certain other senior executives and employed physicians of the Company are eligible to participate in the Company's Deferred Compensation Plan, which was amended and restated effective January 1, 2016. The Deferred Compensation Plan provides participants with an opportunity to defer up to 50% of

54	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

  their base salary and up to 85% of their annual cash incentive awards that would otherwise be paid during a given calendar year. The Deferred Compensation Plan allows participants to defer up to 100% of any performance-based RSUs if such deferrals are allowed under the applicable RSU award agreement.

  In addition, the Company may make a matching contribution to the Deferred Compensation Plan on behalf of an NEO, based on the amount of compensation the NEO defers. The match is intended to further incentivize the NEOs for their continued service and to remain competitive with our Peer Group. Eligibility for the match is conditioned on the NEO deferring payment until age 62 or their separation from service. The NEOs must elect to defer a minimum amount of compensation each year to receive the match; however, there is also a limit on the amount of deferred compensation that may be matched per year.

Employee Benefits

In addition to the Retirement Plan, our NEOs are eligible to participate in the Company's broad-based health and welfare benefits programs on the same basis as other employees, including medical, dental, vision, group life, and disability insurance. The Company also provides a supplemental long-term disability plan to accommodate certain employees, including the NEOs, who cannot receive a maximum payout under the existing long-term disability plan because of limitations within the plan. However, the Company does not consider this to be a significant component of our NEO compensation program.

No Supplemental Defined Benefit Retirement Plan

The Company does not provide a separate supplemental defined benefit retirement plan to the NEOs.

Stock Ownership Guidelines

In addition to utilizing the compensation structure to promote a long-term perspective in managing the Company, the Compensation Committee has established stock ownership guidelines as a way to further align the interests of executives and directors with the interests of shareholders. In 2017, we increased the stock ownership requirements for our CEO from three to six times base salary and for our non-employee directors from three to five times their annual retainer. As a result, our current stock ownership guidelines require:

•
The CEO to own Common Stock equal in value to six times his annual base salary;

•
Senior executives of the Company including the other NEOs, to own Common Stock equal in value to three times their annual base salary; and

•
Non-employee directors of the Company to own Common Stock equal in value to five times their annual retainer.

The Compensation Committee monitors compliance with these guidelines on an annual basis. As of December 31, 2017, the value of stock owned by each NEO based on the closing price of the Company's Common Stock on December 31, 2017 exceeds the applicable minimum stock ownership requirement.

Recoupment Policy

The Company's executive officers, including the NEOs, are subject to a Recoupment Policy. Generally, the Recoupment Policy gives the Board of Directors the discretion to take appropriate action against an executive officer who has committed fraud that requires a restatement of the Company's financial statements. Subject to certain parameters set forth in the Recoupment Policy, the Board of Directors may require reimbursement of any (a) incentive compensation paid to an executive officer; and (b) gains realized by an executive officer upon the exercise of any equity-based awards previously made to such person that vested after the date of adoption of the Recoupment Policy.

The complete text of the Recoupment Policy is posted under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Change in Control

The NEOs are covered by the Company's Change in Control Plan, which has a "double trigger," providing cash severance payments and certain benefits to the NEOs on a change in control only if the employment of the NEOs is subsequently terminated without cause or not offered a substantially equivalent position. Beginning in February 2017, the Company

LifePoint Health, Inc. | 2018 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

eliminated excise tax gross-ups under our Change in Control Plan for new employees. For more information about the Change in Control Plan, please see the section entitled "Potential Payments upon Termination or Change in Control" on page 63.

Prohibitions on Hedging and Pledging

We believe our directors and officers and all employees located at our Health Support Center should not speculate or hedge their interests in the Company's securities. As a result, our Insider Trading Policy prohibits these directors, officers and employees from engaging in short sales, collars, equity swaps and other similar transactions where they may no longer have the same objective as our shareholders.

Additionally, these individuals are generally restricted from holding the Company's securities in a margin account or pledging the Company's securities as collateral for a loan. An exception to the pledge restriction may be granted by the Company's General Counsel if the individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No NEO or director of the Company currently has any pledging arrangements in place.

The complete text of the Insider Trading Policy is posted under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

56	2018 Proxy Statement | LifePoint Health, Inc.

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the above section entitled "Compensation Discussion and Analysis" beginning on page 42. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company's 2017 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

John E. Maupin, Jr., Chair
Kermit R. Crawford
Richard H. Evans
Michael P. Haley
Marguerite W. Kondracke
Jana R. Schreuder
Reed V. Tuckson

Dated: April 18, 2018

LifePoint Health, Inc. | 2018 Proxy Statement	57

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company's Named Executive Officers for 2017.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	All Other Compen- sation(5)	Total

William F. Carpenter III	2017	$1,179,000	—	$5,496,461	$5,319,595	$1,202,580	$435,079	$13,632,715
Chairman and	2016	1,179,000	—	5,799,281	4,756,609	707,400	195,617	12,637,907
Chief Executive Officer	2015	1,150,000	—	6,466,600	4,755,750	2,820,375	7,964	15,200,689

David M. Dill	2017	$687,000	—	$1,860,515	$2,200,784	$467,160	$156,812	$5,372,271
President and	2016	687,000	—	1,963,018	1,967,868	274,800	144,237	5,036,923
Chief Operating Officer	2015	670,000	—	2,309,500	1,865,000	1,095,450	131,662	6,071,612

Michael S. Coggin	2017	$500,000	—	$1,063,142	$1,257,597	$306,000	$47,734	$3,174,473
Executive Vice President,	2016	420,000	—	437,593	510,411	84,400	5,438	1,455,842
Chief Financial Officer and	2015	310,000	—	213,000	139,875	164,295	5,431	832,601
Chief Accounting Officer

John P. Bumpus	2017	$500,000	—	$801,851	$948,496	$255,000	$207,422	$2,712,769
Executive Vice President,	2016	449,000	—	616,916	618,473	134,700	132,660	1,951,749
Chief Administrative Officer	2015	438,000	—	923,800	466,250	537,098	8,328	2,373,476

Paul D. Gilbert(6)	2017	$156,635	—	$ —	$ —	$ —	$646,808	$803,443
Former Executive Vice	2016	543,000	—	785,178	787,136	162,900	269,352	2,547,566
President, Chief Legal	2015	530,000	—	923,800	746,000	649,913	6,777	2,856,490
Officer and Corporate
Governance Officer

(1)
No discretionary cash bonuses were paid in 2015, 2016 or 2017.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 10 to the Company's financial statements included in the 2017 Annual Report on Form 10-K. Amounts payable can range from 0% to 200% of the target awards. The following table presents the grant date fair value of the performance-based RSUs based on the closing sales price of the Common Stock on the trading day immediately preceding the date of grant assuming the highest level of performance is achieved:

Grant Date Fair Value at Maximum Level of Performance($)*

Year	Carpenter	Dill	Coggin	Bumpus	Gilbert

2017	$10,450,161	$3,537,309	$2,021,301	$1,524,522	—

2016	10,296,649	3,485,348	437,593	1,095,336	$1,394,088

*The amounts shown do not represent the actual amounts paid to or realized by the named executive officer for awards made during fiscal years 2017 or 2016.
(3)
Reflects the grant date fair value for stock option awards granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 10 to the Company's financial statements included in the 2017 Annual Report on Form 10-K.

(4)
Reflects annual cash incentive awards earned under the EPIP. See "Compensation Discussion and Analysis — 2017 Compensation" on page 50 for a discussion of the Company's annual cash incentive awards.

(5)
Amounts shown in this column for 2017 include the following:

	Carpenter	Dill	Coggin	Bumpus	Gilbert

Premiums for long-term disability insurance	$4,329	$2,762	$3,029	$3,685	$—

Matching contributions under our Retirement Plan	3,919	4,050	4,169	4,050	—

Matching contributions under our Deferred Compensation Plan	412,500	150,000	40,536	199,687	—

Personal use of Company aircraft	14,331	—	—	—	—

Payments under Separation Agreement	—	—	—	—	646,808

(6)
Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017. Pursuant to the terms of his separation agreement, Mr. Gilbert received his base salary for 12 months and a payment of $250,000 based on the Company's 2017 performance.

58	2018 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2017, including: (1) the grant date; (2) possible future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards; (3) the number of shares underlying all other stock awards; (4) the number of shares underlying all other stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of the Common Stock on the most recent trading date before the date of grant; and (6) the grant date fair value of each equity award computed under ASC 718-10.

								All Other	All Other
					Estimated Future Payouts			Stock	Option
		Estimated Future Payouts Under			Under Equity Incentive Plan			Awards:	Awards:		Grant Date
		Non-Equity Incentive Plan Awards(1)			Awards(2)			Number of	Number of	Exercise or	Fair Value of
								Shares of	Securities	Base Price	Stock and
	Grant							Stock or	Underlying	of Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(3)	Awards(4)

Carpenter	N/A	$88,425	$1,768,500	$4,421,250	—	—	—	—	—	$—	$—
	02/28/17	—	—	—	20,252	81,009	162,018	—	—	—	5,496,461
	02/28/17	—	—	—	—	—	—	—	245,482	64.50	5,319,595

Dill	N/A	$34,350	$687,000	$1,717,500	—	—	—	—	—	$—	$—
	02/28/17	—	—	—	6,855	27,421	54,842	—	—	—	1,860,515
	02/28/17	—	—	—	—	—	—	—	101,559	64.50	2,200,784

Coggin	N/A	$22,500	$450,000	$1,125,500	—	—	—	—	—	$—	$—
	02/28/17	—	—	—	3,917	15,669	31,338	—	—	—	1,063,142
	02/28/17	—	—	—	—	—	—	—	58,034	64.50	1,257,597

Bumpus	N/A	$18,750	375,000	$937,500	—	—	—	—	—	$—	$—
	02/28/17	—	—	—	2,155	8,618	17,236	—	—	—	584,731
	02/28/17	—	—	—	—	—	—	—	31,918	64.50	691,663
	06/06/17	—	—	—	800	3,200	6,400	—	—	—	217,120
	06/06/17	—	—	—	—	—	—	—	11,852	61.45	256,883

Gilbert(5)	N/A	$—	$—	$—	—	—	—	—	—	$—	$—

(1)
Reflects annual cash incentive awards granted under the EPIP where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 5% of target amount. Maximum amount is equal to 375% of base salary for Mr. Carpenter, 250% of base salary for Mr. Dill, 225% of base salary for Mr. Coggin and 187.5% of base salary for Mr. Bumpus. For more information about the annual cash incentive awards and performance goals for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(2)
Reflects RSUs where vesting in any level of payout is contingent upon the achievement of certain performance goals defined by the Compensation Committee and continued employment with the Company through the fourth anniversary of the date of grant. For more information about the Performance Metrics for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(3)
Reflects the fair market value of a share of Common Stock on the date of grant, defined in the 2013 Plan as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(4)
Reflects the grant date fair value of RSU and option awards granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the grant date fair values of option awards are set forth in Note 10 to the Company's financial statements included in the 2017 Annual Report on Form 10-K.

(5)
Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017 and did not receive any grants of plan-based awards in 2017.

LifePoint Health, Inc. | 2018 Proxy Statement	59

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on the current holdings of option and stock awards for each NEO outstanding as of the end of the 2017 fiscal year. These tables include unexercised and unvested option awards and unvested restricted stock and RSU awards with vesting conditions that were not satisfied as of December 31, 2017. Each equity award is shown separately for each NEO. The vesting schedule for each outstanding award is shown following these tables, based on the option or stock award grant date. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

Option Awards
					Equity Incentive
					Plan Awards:
					Number of
		Number of			Securities
		Securities Underlying Unexercised			Underlying
		Options			Unexercised	Option	Option
	Option Award				Unearned	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable		Options	Price	Date

Carpenter	02/24/09	200,000	—		—	21.41	02/24/2019
	02/23/10	235,000	—		—	31.51	02/23/2020
	02/23/11	165,000	—		—	35.88	02/23/2021
	02/21/12	200,000	—		—	39.97	02/21/2022
	02/19/13	200,000	—		—	44.34	02/19/2023
	02/25/14	195,000	—		—	52.90	02/25/2024
	02/24/15	170,000	85,000(1)		—	71.00	02/24/2025
	02/23/16	80,977	161,955(2)		—	64.22	02/23/2026
	02/28/17	—	245,482(3)		—	64.50	02/28/2027

Dill	02/28/08	45,000	—		—	$25.79	02/28/2018
	02/24/09	60,000	—		—	21.41	02/24/2019
	02/23/10	60,000	—		—	31.51	02/23/2020
	02/23/11	70,000	—		—	35.88	02/23/2021
	02/21/12	100,000	—		—	39.97	02/21/2022
	02/19/13	100,000	—		—	44.34	02/19/2023
	02/25/14	100,000	—		—	52.90	02/25/2024
	02/24/15	66,667	33,333(1)		—	71.00	02/24/2025
	02/23/16	33,501	67,003(2)		—	64.22	02/23/2026
	02/28/17	—	101,559(3)		—	64.50	02/28/2027

Coggin	02/23/10	5,000	—		—	$31.51	02/23/2020
	02/23/11	8,000	—		—	35.88	02/23/2021
	02/21/12	8,000	—		—	39.97	02/21/2022
	02/19/13	8,000	—		—	44.34	02/19/2023
	02/25/14	7,250	—		—	52.90	02/25/2024
	02/24/15	5,000	2,500(1)		—	71.00	02/24/2025
	02/23/16	3,589	7,179(2)		—	64.22	02/23/2026
	09/13/16	5,100	10,200(4)		—	58.25	09/13/2026
	02/28/17	—	58,034	(3)	—	64.50	02/28/2027

Bumpus	02/23/11	35,000	—		—	35.88	02/23/2021
	02/21/12	35,000	—		—	39.97	02/21/2022
	02/19/13	35,000	—		—	44.34	02/19/2023
	02/25/14	29,000	—		—	52.90	02/25/2024
	02/24/15	16,666	8,333(1)		—	71.00	02/24/2025
	02/23/16	10,529	21,058(2)		—	64.22	02/23/2026
	02/28/17	—	31,918(3)		—	64.50	02/28/2027
	06/06/17	—	11,852(5)		—	61.45	06/06/2027

Gilbert(6)	—	—	—		—	—	—

(1)
These options became exercisable on February 24, 2018.

(2)
One-half of these options became exercisable on February 23, 2018 and the remainder will become exercisable on February 23, 2019.

(3)
One-fourth of these options became exercisable on February 28, 2018, and the remaining three-fourths will become exercisable one-third on February 28, 2019, one-third on February 28, 2020 and the remainder on February 28, 2021.

(4)
One-half of these options will become exercisable on each of September 13, 2018 and September 13, 2019.

(5)
One-fourth of this one-time special grant of options made in connection with an increase in Mr. Bumpus' responsibilities will become exercisable on each of June 6, 2018, June 6, 2019, June 6, 2020 and June 6, 2021.

60	2018 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

(6)
Due to Mr. Gilbert's resignation in 2017, any options that would have become exercisable after March 31, 2017 were forfeited.

		Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7)

Carpenter	02/24/15	—	$—	70,000(1)	$3,486,000
	02/23/16	—	—	80,167(2)	3,992,317
	02/28/17	—	—	81,009(3)	4,034,248

Dill	02/24/15	—	$—	25,000(1)	$1,245,000
	02/23/16	—	—	27,136(2)	1,351,373
	02/28/17	—	—	27,421(3)	1,365,566

Coggin	02/24/15	—	$—	1,000(4)	$45,800
	02/23/16	—	—	1,938(5)	96,512
	09/13/16	—	—	2,867(6)	142,777
	02/28/17	—	—	15,669(3)	780,316

Bumpus	02/24/15	—	$—	10,000(1)	$498,000
	02/23/16	—	—	8,528(2)	424,694
	02/28/17	—	—	8,618(3)	429,176
	06/06/17	—	—	3,200(3)	159,360

Gilbert(8)	—	—	$—	—	$—

(1)
Vesting of these RSUs was conditioned upon (i) the executive's continued employment with the Company through February 24, 2018 and (ii) the Company's three-year annualized TSR as of December 31, 2017 relative to the TSR Peer Index. The number of RSUs is based on the target outcome of the performance conditions. The Compensation Committee has certified the Company's three-year annualized TSR as of December 31, 2017 at the 46th percentile relative to the TSR Peer Index. The percentage of the performance target payable at this level of achievement is 92%. The number of shares to be paid out and their payout value is as follows:

Name	Shares	Value at December 31, 2017

Carpenter	64,400	$3,207,120

Dill	23,000	1,145,400

Bumpus	9,200	458,160

(2)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 24, 2019 and (ii) the Company's three-year annualized TSR as of December 31, 2018 relative to the TSR Peer Index; and (iii) the EBITDA of the Company and certain acquired facilities during the performance period. The number of RSUs is based on the target outcome of the performance conditions.

(3)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 28, 2021; (ii) the Company's three-year annualized TSR as of December 31, 2019 relative to the TSR Peer Index; and (iii) the Company's average diluted EPS during the performance period. The number of RSUs is based on the target outcome of the performance conditions.

(4)
These RSUs became vested on February 24, 2018.

(5)
One-half of these RSUs became vested on February 23, 2018 and the remainder will become vested on February 23, 2019.

(6)
Reflects a one-time special grant of RSUs in connection with Mr. Coggin's appointment as CFO. One-half of these RSUs will become vested on each of September 13, 2018 and September 13, 2019.

(7)
Reflects the value of RSUs based on the closing price of the Common Stock as of December 31, 2017.

(8)
Upon Mr. Gilbert's resignation in 2017, all unvested stock grants were forfeited.

LifePoint Health, Inc. | 2018 Proxy Statement	61

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table provides information for each NEO on (1) stock option awards exercised during 2017, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired during 2017 upon the vesting of RSU awards and the value realized, each before payment of any applicable withholding tax and brokerage commission.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Carpenter	100,000	$3,852,465	61,200	$3,935,160

Dill	20,000	483,256	30,240	1,944,432

Coggin	—	—	4,569	281,984

Bumpus	60,000	2,162,274	10,080	648,144

Gilbert	104,734	1,590,085	12,240	787,032

Nonqualified Deferred Compensation

The following table provides information as of December 31, 2017 regarding the NEOs' participation in our Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their base salary, up to 85% of their annual cash incentive awards and up to 100% of their performance-based RSUs. Additionally, the Company may make a matching contribution on behalf of the NEOs based on the amount of compensation the NEO defers. Please see "Compensation Discussion and Analysis — Other Compensation Policies and Information" on page 54 for more details regarding the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Carpenter	$1,000,000	$412,500	$41,419	—	$641,971

Dill	500,000	150,000	59,991	—	162,896

Coggin	162,143	40,536	2,622	—	43,158

Bumpus	707,290	199,687	45,430	—	369,984

Gilbert	—	—	48,363	—	311,636

(1)
All contributions shown are included in the "Stock Awards" column of the 2017 Summary Compensation Table. The executives deferred a portion of their February 23, 2017 RSU grant. Messrs. Carpenter and Bumpus also deferred a portion of their February 23, 2016 RSU grant. Mr. Bumpus also deferred a portion of his June 6, 2017 grant. The receipt of these RSUs is subject to achievement of performance conditions and the executive's continued employment with the Company until February 23, 2019 in the case of the 2016 RSU grant and February 28, 2021 in the case of the 2017 RSU grant. See page 52 for a discussion of the applicable performance conditions for the 2017 RSU grant.
(2)
All Company matching contributions shown are included in the "All Other Compensation" column of the 2017 Summary Compensation Table.
(3)
The receipt of the executive contribution portion of this balance is subject to achievement of certain performance conditions and the executive's continued employment with the Company until February 23, 2019 in the case of the 2016 RSU grant and February 28, 2021 in the case of the 2017 RSU grant. See page 52 for a discussion of the applicable performance conditions for the 2017 RSU grant.

62	2018 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company. Other than as described below or pursuant to the EPIP, 2013 Plan, Change in Control Plan, Deferred Compensation Plan and other similar compensation (or deferral) plans, no other NEO is party to any severance, employment, confidentiality, non-compete or non-solicitation agreement with the Company.

Change in Control Arrangements

The Company maintains the Change in Control Plan for certain corporate employees, including the NEOs. The Change in Control Plan provides benefits to those eligible corporate employees of the Company who:

•
are terminated within 18 months after a change in control for any reason other than "cause" (as defined in the Change in Control Plan),

•
are not offered a position by the Company or a successor entity that is substantially equivalent to the one held with the Company immediately prior to the change in control, or

•
voluntarily terminates employment within 18 months following a change in control because employment by the successor entity is modified so that the position is no longer "substantially equivalent" (as defined in the Change in Control Plan) to the position held immediately prior to the change in control.

Under these circumstances, an affected NEO is entitled to receive a lump sum severance payment of three times the sum of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved.

The Company will also provide each terminated NEO, at no greater cost than prior to the change in control, with participation in medical, life, disability and similar benefit plans that were offered to similarly situated employees of the Company immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, each participant who was an employee prior to February 28, 2017 is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Tax Code. Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company. If a change in control occurs during a period when performance goals of an award have not been achieved, the Compensation Committee, in its discretion, may authorize payment to an NEO of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.

The 2013 Plan provides for full vesting of outstanding awards granted to employees, including the NEOs, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the 2013 Plan, or, (2) if the awards are assumed or replaced and employment is terminated within 24 months after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not "substantially equivalent" (as defined in the applicable plan) to the one held with the Company immediately prior to the change in control.

The amount of compensation payable to Mr. Carpenter if certain events had occurred on December 31, 2017 is shown in the table below.

Event	Cash Payments		Stock Options (unvested)		RSUs (unvested)		Insurance Benefits		Excise Tax Gross-up

Involuntary termination without cause	$3,772,800	(1)	$—		$—		$46,142	(5)	$—

Termination related to change in control	8,842,500	(2)	—	(3)	16,053,130	(4)	23,071	(6)	$—	(7)

LifePoint Health, Inc. | 2018 Proxy Statement	63

EXECUTIVE COMPENSATION

(1)
Reflects a severance payment of Mr. Carpenter's base salary as of December 31, 2017 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter in the prior fiscal year in accordance with the Carpenter Severance Agreement (as defined below). The severance payment to Mr. Carpenter is payable in several installments.
(2)
Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter's target annual cash incentive award amount, in accordance with the Change in Control Plan.
(3)
Reflects the intrinsic value of the outstanding, unvested stock options, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the 2013 Plan.
(4)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the 2013 Plan. Additionally, for RSUs subject to certain performance and market-based measures, reflects the full vesting of these awards at their maximum payout at 200% of target.
(5)
Reflects the premiums for medical, dental, accidental death and dismemberment and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement, as discussed further below in the "Executive Compensation — Executive Severance Agreements" section.
(6)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.
(7)
Reflects a payment of all excise taxes imposed under Section 4999 of the Tax Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2012 through 2016.

The amount of compensation payable to each other NEO entitled to benefits if a termination related to a change in control had occurred on December 31, 2017 is shown in the table below.

Executive	Cash Payments(1)	Stock Options (unvested)(2)	RSUs (unvested)(3)	Insurance Benefit(4)	Excise Tax Gross-up(5)

Dill	$4,122,000	$—	$5,433,877	$21,148	$—

Coggin	2,850,000	—	1,608,263	21,139	1,949,665

Bumpus	2,625,000	—	2,026,462	21,958	—

Gilbert(6)	—	—	—	—	—

(1)
Reflects a severance payment of three times the sum of (a) the rate of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive's target annual cash incentive award amount, in accordance with the Change in Control Plan.
(2)
Reflects the intrinsic value of the outstanding, unvested options, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the 2013 Plan.
(3)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the 2013 Plan. Additionally, for RSUs subject to certain performance and market-based measures, reflects the full vesting of these awards at their maximum payout at 200% of target.
(4)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.
(5)
Reflects a payment of all excise taxes imposed under Section 4999 of the Tax Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2012 through 2016.
(6)
Mr. Gilbert resigned as an executive officer of the Company effective February 14, 2017.

Executive Severance Agreement

HSCGP, LLC, a wholly-owned subsidiary of the Company, is party to the Amended and Restated Executive Severance and Restrictive Covenant Agreement, dated December 11, 2008, as amended, with Mr. Carpenter (the "Carpenter Severance Agreement"). In the event that Mr. Carpenter is terminated by HSCGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of HSCGP and Mr. Carpenter.

Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee of the Board. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations

64	2018 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

on the Company upon the termination of Mr. Carpenter's employment, including, if he is involuntarily terminated, except for "cause" (as defined in the Carpenter Severance Agreement) or in certain circumstances, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter's release of all claims against the Company and be paid in a lump sum amount equal to two times the sum of his then current base salary plus an amount equal to his bonus earned for the prior fiscal year. The commencement of the severance payments may be delayed for a period of six months if such delay is required for compliance with Section 409A of the Tax Code.

Separation Agreement

On February 14, 2017, HSCGP entered into a Voluntary Resignation and General Release Agreement with Mr. Gilbert in connection with his resignation from the Company. Pursuant to the agreement, Mr. Gilbert agreed to release any claims he may have against the Company, subject to certain exceptions, and to not solicit employees of the Company for hire for twenty-four months. As consideration for entering into the agreement, the Company paid Mr. Gilbert an amount equal to his base salary for 12 months, plus six months of COBRA premiums. In addition, Mr. Gilbert received an additional payment based on the Company's 2017 performance of $250,000.

Retirement and Termination Arrangements

Under the EPIP, upon the retirement of a participant in the EPIP during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months that lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of a participant in the EPIP, if the Company achieves the performance goals specified in an award, the participant in the EPIP, or such participant's estate, will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Action and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of William F. Carpenter III, our Chairman and Chief Executive Officer. Our identification of the median employee as well as our calculation of our CEO pay ratio to that of the median employee are both reasonable estimates that have been determined in a manner consistent with applicable SEC rules.

Our vision is to create places where employees want to work. One way we attract, motivate and retain qualified employees is by providing fair and competitive salary, wages and benefits across the organization. At December 31, 2017, we had approximately 42,000 employees. The majority of our employees are located in relatively small, non-urban markets. Our diverse employee population includes physicians, nurses, therapists, technicians, attorneys, accountants, administrative staff and facility maintenance, and varies significantly in areas such as experience, education and specialized training. Regardless of the employee's role in the organization or their location, the process for determining salaries is the same: local market and state competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual's role and responsibilities as well as their experience, education and specialized training.

We identified our median employee by reviewing total taxable wages as reported on Internal Revenue Service Form W-2 Wage and Tax Statement for the year ended December 31, 2017 for all current full and part-time employees employed on December 31, 2017. As allowed by SEC rules, we applied certain exclusions and made certain reasonable estimates that reflect our compensation practices. These results were then ranked, excluding the CEO, from lowest to highest and the median employee was identified. Total annual compensation for our median employee was calculated in a manner consistent with total compensation for our NEOs, as presented in the "Summary Compensation Table" on page 58, except for the addition of the value of our non-discriminatory health and welfare benefits described below.

The total annual compensation for the year ended December 31, 2017, including the value of our non-discriminatory health and welfare benefits for both employees, was $52,104 for our median employee and $13,650,317 for Mr. Carpenter. The ratio of our Chief Executive Officer's pay to that of our median employee for 2017 was approximately 262:1.

Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

LifePoint Health, Inc. | 2018 Proxy Statement	65

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 3)

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its shareholders to indicate their support for the compensation of the NEOs disclosed in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The next advisory vote to approve the compensation of the NEOs will occur at the 2019 annual meeting.

Most Recent Say-on-Pay Vote Results

At our Annual Meeting of Shareholders in June 2017 our shareholders approved our executive compensation program with approximately 76% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought additional feedback regarding the details of our compensation plans from shareholders owning approximately 44% of the Company's outstanding Common Stock.

Performance and Pay Alignment

The Compensation Discussion and Analysis that begins on page 42 contains a detailed description of the Company's strategy, the compensation decisions the Compensation Committee has made, and the factors considered in making those decisions. The Company's executive compensation program is designed to align the compensation of our NEOs with the achievement of the operational and strategic goals of the Company. A large percentage of our NEOs' total direct compensation (base salary, at-risk annual cash incentive and long-term incentive awards) is performance-based and must be earned on the basis of Company performance, including stock price performance, and the individual performance of each executive. Approximately 91% of the CEO's target total direct compensation and an average of approximately 85% of the target total average direct compensation of the other NEOs (excluding Mr. Gilbert) is at-risk, performance-based compensation. This performance-based compensation encourages executives to think like owners and balances near-term results with long-term shareholder value creation.

The Company partially met the performance metrics established for the 2017 annual cash incentive award program and, as a result, the 2017 cash incentive award was paid out at 68% of target. Almost one-third of this payout was based on the Company's achievement of its Quality goals, demonstrating that our unrelenting focus on quality patient care remains the same even in years where our financial performance is not as high as we would like. Achievement of the long-term performance metric for year one of the 2017 performance-based RSUs was certified at 87%, however the Company's performance during year two of the 2017 Performance Period will not be determined until 2019, with the Company's performance during year three and the final payout based on the Company's relative TSR performance being determined in 2020.

The Compensation Committee believes that the NEO compensation program is structured in a manner that strongly aligns with the Company's performance and supports the Company's strategy and business objectives, has been successful in retaining an experienced team of executives who perform at a high level, and is deserving of shareholder support.

Accordingly, the Company is asking its shareholders to vote "FOR" the following resolution:

  RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2018 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

66	2018 Proxy Statement | LifePoint Health, Inc.

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

PROPOSAL 4: AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN

The Board of Directors adopted, subject to approval of the Company's shareholders, an amendment (the "Amendment") of the Company's 2013 Plan to (i) increase the number of authorized shares of Common Stock reserved for issuance; and (ii) clarify the minimum vesting period for awards.

Explanation

Share Increase

We currently provide stock-based compensation under the 2013 Plan to employees, non-employee directors, consultants and other persons who provide services to the Company or its related entities. As of December 31, 2017, of the 8,689,212 shares of Common Stock reserved for issuance pursuant to the 2013 Plan and approved by the Company's shareholders, approximately 2,538,497 shares were not subject to outstanding awards and were available for future grants under the 2013 Plan. The amendment would add 1,300,000 shares of Common Stock to the number of shares reserved for issuance pursuant to the 2013 Plan, increasing the aggregate number of shares reserved for issuance under the 2013 Plan from 8,689,212 shares to 9,989,212 shares. Increasing the number of shares of Common Stock available under the 2013 Plan enables the Company to effectively use the 2013 Plan going forward in attracting, motivating, retaining and rewarding talented employees, non-employee directors, consultants and other persons who provide services to the Company or its related entities. Based on projected share needs to execute the Company's long-term incentive program moving forward, the share increase is anticipated to provide enough shares for the next one to two years. In determining the number of shares to be reserved for issuance under the 2013 Plan, the Board of Directors considered the following:

•
Overhang.  Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under the plan. As of December 31, 2017, we had 5,008,990 shares subject to outstanding equity awards, of which 4,445,537 were subject to outstanding options, with a weighted average exercise price per share of $53.03 and a weighted average remaining contractual term of 6.14 years, and 563,453 were subject to outstanding full-value awards.

•
Burn Rate.  Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding Common Stock. For 2017, 2016 and 2015, our burn rates pursuant to ISS's methodology were 4.01%, 4.14% and 3.55%, respectively. Our resulting average annual burn rate of 3.90% over this three-year period is well below the ISS benchmark of 5.69% for our industry and, in general, is consistent with market practices for companies comparable to LifePoint.

•
Forecasted Grants.  In determining our projected share utilization, the Board of Directors considered a forecast that included the following factors: (i) the shares needed for retention of key employees; (ii) forecasted future grants to all employees; and (iii) the shares currently available for issuance under the 2013 Plan.

•
Compensation Consultant.  The Board of Directors considered the advice of its independent compensation consultant.

If our shareholders do not approve the amendment, the Company will continue to grant awards under the 2013 Plan until there are no longer any shares available for grant, following which the Company could be restricted in its ability to successfully attract and retain highly skilled employees, including members of its management team. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. The Company does not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because the Company believes that a combination of equity awards and cash compensation provides a more effective compensation vehicle than cash alone for attracting, retaining and motivating employees and that equity awards align employee and shareholder interests.

LifePoint Health, Inc. | 2018 Proxy Statement	67

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

Clarification of Minimum Vesting Period

In connection with the request for additional authorized shares for issuance under the 2013 Plan, the Compensation Committee used this opportunity to strengthen the language in the 2013 Plan to clarify that no awards under the 2013 Plan will become vested prior to one (1) year following the date the award is made (subject to customary acceleration upon certain termination of employment and change in control events), except that the Compensation Committee may issue awards, resulting in the issuance of up to 5% of the maximum number of shares available for issuance under the 2013 Plan without regard to these minimum vesting or exercisability requirements.

Required Vote

Proposal 4 will be approved, and the amendment to the 2013 Plan will become effective, upon the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

The following description of the 2013 Plan is qualified in its entirety by the full text of the 2013 Plan and the Amendment. The full text of the Amendment is attached to this Proxy Statement as Appendix B, and the full text of the 2013 Plan in effect as of the date hereof may be found in our 2017 Proxy Statement under the "Investors — Proxy Statements & Annual Reports" section of the Company's website at www.LifePointHealth.net.

General Description of the 2013 Plan

Types of Awards

The 2013 Plan is administered by the Compensation Committee of the Company's Board of Directors. Under the 2013 Plan, the Committee may grant a variety of equity-based awards, including restricted stock, restricted stock units, options to purchase common stock, SARs, performance awards, dividend equivalents, and other equity-based awards. Awards other than options and SARs are considered "full-value awards." Restricted stock awards are awards of Common Stock which may not be sold or disposed of, and which are subject to forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. Restricted stock units confer upon a participant the right to receive shares of Common Stock or cash in an amount based on the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Options entitle the holder to purchase Common Stock at a specified exercise price and after the performance of certain periods of service, and may be issued in the form of "incentive stock options," as defined in Section 422 of the Tax Code, or as options that are not so qualified. SARs entitle the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. Dividend equivalents confer on participants the right to receive cash, shares of Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may only be granted in connection with another award, other than an option or stock appreciation right, and are accumulated until the associated award is earned and vested. Distributions of accumulated dividend equivalents will not be made if the performance- and/or time-based vesting restrictions applicable to the associated award are not satisfied. Performance awards, and any associated dividend equivalents, are conditioned on the achievement of specified performance goals established by the Committee within a specified period, and may be settled by delivery of cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee.

Eligibility

All Company employees (approximately 42,000 people as of December 31, 2017) and, in the case of awards other than incentive stock options, any non-employee Directors (currently seven people), consultants, and other individuals providing services to the Company or related entity are eligible to participate in the 2013 Plan. Eligibility with respect to any individual is determined from time to time in the sole discretion of the Committee. Approximately 90 employees received an annual award under the 2013 Plan in 2017.

68	2018 Proxy Statement | LifePoint Health, Inc.

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

Shares Available for Awards; Annual Per-Person Limitations

The aggregate number of shares reserved for issuance under the 2013 Plan on and after the effective date of the Amendment will be 9,989,212, consisting of the 8,689,212 shares of Common Stock previously reserved and the 1,300,000 shares authorized by the Amendment. The 2013 Plan has a fungible plan design so that each share subject to any full-value award counts against the shares available under the 2013 Plan as though 2.09 shares of our Common Stock had been awarded, and each share subject to any option or SAR counts as 1.00 share against the available share pool. Shares subject to awards granted under the 2013 Plan may be returned to the available share pool if the awards are forfeited, unearned, undelivered, or, for awards other than stock appreciation rights, settled in cash. If such shares are returned, the number of shares originally counted against the available share pool at the time of grant will be returned to the pool (i.e., eligible options will be added back as 1.00 share; eligible full-value awards added back will count as 2.09 shares).

The 2013 Plan imposes an annual limit of 1,000,000 shares on the number of shares that may be granted per person as options or SARs, or as other awards intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code. The 2013 Plan also limits the maximum amount that may be paid out to any one participant per year as performance units that are intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code for any 12-month performance period to $5,000,000. For any performance period that is more than 12 months, the limit is $5,000,000 multiplied by the number of full or partial 12-month periods that are in the performance period.

The 2013 Plan provides that the maximum grant date fair value of awards to any non-employee director during any calendar year, other than awards made in lieu of an annual retainer, shall not exceed $750,000.

Administration

The 2013 Plan is administered by the Compensation Committee of the Board of Directors. The Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2013 Plan.

The number of shares of Common Stock available for grant under the 2013 Plan, the individual limitations discussed above, and the number of shares subject to outstanding awards are subject to adjustment by the Committee in the event of any stock split, stock dividend, recapitalization, or other similar action where adjustment is appropriate. The Committee is also authorized to make adjustments in the terms and conditions of awards, including any time-based or performance-based vesting requirements, in recognition of unusual or nonrecurring events; in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions; or in any other circumstances deemed relevant, including a change in control of the Company.

However, the Committee may not make any adjustment if doing so would cause any award granted to participants designated by the Committee as "covered employees" and intended to qualify as "performance-based compensation" under Section 162(m) of the Tax Code to otherwise fail to qualify as "performance-based compensation." The Committee is also prohibited from lowering the exercise or grant price per share of an option or SAR after it is granted; cancelling an option or SAR when the exercise or grant price per share exceeds the fair market value of the underlying shares in exchange for cash or another award (other than in connection with substitute awards); or taking any other action with respect to an option or SAR award that may be treated as a "repricing" pursuant to the applicable rules of the stock exchange or quotation system on which shares of our Common Stock are listed or quoted.

Other Stock-Based Awards and Awards in Lieu of Cash Obligations

The Committee is also authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock, including grants of shares of Common Stock as a bonus free of restrictions, subject to the limitations on the number of shares not subject to minimum vesting requirements. The Committee is also authorized to grant shares of Common Stock or other awards in lieu of Company obligations to pay cash under the 2013 Plan or other plans or compensatory arrangements, subject to the limitations on the number of shares not subject to minimum vesting requirements. This includes allowing non-employee directors to elect to receive

LifePoint Health, Inc. | 2018 Proxy Statement	69

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

an RSU award in lieu of receiving all or a portion of the annual cash retainer otherwise payable to the non-employee director, subject to the limitations on the number of shares not subject to minimum vesting requirements.

Terms and Restrictions

Awards may be settled in the form of cash, shares of Common Stock, other awards or other property, in the discretion of the Committee. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of Common Stock on the date an option or SAR is granted. The maximum term of options and SARs may not exceed 10 years from the date of grant. Incentive stock options granted to any 10% shareholder are subject to additional limitations. The exercise price of options awarded under the 2013 Plan may be paid in cash, shares, other awards or other property (including loans to participants).

Awards granted pursuant to the 2013 Plan may not vest or become exercisable within one year after the date of grant, except that the Committee may issue awards, resulting in the issuance of up to 5% of the maximum number of shares available for issuance under the 2013 Plan without regard to these minimum vesting or exercisability requirements, and may provide in the applicable award agreement that the minimum vesting period may lapse or be waived upon certain customary termination of employment events.

Amendment and Termination

The Board of Directors may amend, alter, suspend, discontinue or terminate the 2013 Plan or the Committee's authority to grant awards at any time. However, shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted.

Except as otherwise permitted by the 2013 Plan or an award agreement, no Board of Directors action may materially and adversely affect the rights of a participant under the terms of any previously granted and outstanding award without the consent of an affected participant.

Federal Income Tax Consequences of Awards

General Income Tax Consequences

Tax consequences to the Company and to participants will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an award under the 2013 Plan. Any participant who exercises incentive stock options will not recognize income upon exercise. However, the exercise of an incentive stock option does give rise to a preference under the alternative minimum tax rules. Provided that the participant holds the stock for at least two years after the incentive stock option is granted and one year after the date of exercise, the individual will be subject to capital gains tax on the difference between the price paid to exercise the incentive stock option and the fair market value of the Common Stock at the time it is sold. However, if the stock is sold before the end of the holding period for incentive stock options, the sale is treated as a "disqualifying disposition," and the individual is taxed at ordinary income rates on the difference between the exercise price of the option and the fair market value of Common Stock at the time of exercise of the incentive stock option.

A participant will be taxed at the time he or she exercises a nonqualified option on the difference between the exercise price and the fair market value of Common Stock at the time of exercise. This difference is taxed as ordinary compensation income. The participant's tax basis in Common Stock acquired through a nonqualified option is the exercise price plus the amount of taxable income that is recognized. Any subsequent gain or loss on the sale of Common Stock acquired through a nonqualified option is subject to capital gains tax treatment. Reduced capital gains rates apply if the stock is held for at least 12 months after exercise. Similar capital gains rules apply to a disqualifying disposition of stock acquired through an incentive stock option.

For awards of restricted stock, the recipient recognizes ordinary income on the fair market value of the Common Stock under the award at the time the awards become "vested" or is no longer subject to a substantial risk of forfeiture. For awards of RSUs, performance shares and performance units, the recipient recognizes ordinary income on the cash or the fair market value of the Common Stock delivered under the award at the time the payment of cash or the delivery of shares is actually made. The 2013 Plan is not qualified under the provisions of section 401(a) of the Tax Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

70	2018 Proxy Statement | LifePoint Health, Inc.

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

Section 162 Limitations

Section 162(m) of the Tax Code generally disallows a public company's tax deduction for compensation to covered employees in excess of $1.0 million in any tax year. For taxable years ending December 31, 2017 and earlier, compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted in 2017 and prior years to participants under the 2013 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with the awards be granted in a manner that qualifies as such "performance-based compensation," so that the awards would not be subject to the Section 162(m) of the Tax Code deductibility cap of $1.0 million. Due to recent changes in Section 162(m) of the Tax Code this exclusion is not available for grants after November 2, 2017.

Section 409A of the Tax Code

The 2013 Plan is intended to comply with Section 409A of the Tax Code to the extent that such section would apply to any award under the 2013 Plan. Section 409A of the Tax Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Tax Code, and does not comply with Section 409A of the Tax Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Tax Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits

Future awards under the 2013 Plan will be granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number and type of awards that will be granted to any person under the 2013 Plan. Information on awards granted to our named executive officers under the 2013 Plan during year ended December 31, 2017 are reflected in the executive compensation tables, including the Grants of Plan Based Awards Table, in this Proxy Statement.

In accordance with SEC rules, the following table lists, as of March 31, 2018, all options and RSUs granted to the individuals and groups indicated below since the adoption of the 2013 Plan in 2013.

Name and Position	Number of Options Granted		Number of Targeted RSUs Granted

William F. Carpenter III Chairman and Chief Executive Officer	1,177,581		434,564

David M. Dill President and Chief Operating Officer	513,378		158,291

Michael S. Coggin Executive Vice President, Chief Financial Officer and Chief Accounting Officer	162,460		50,367

John P. Bumpus Executive Vice President and Chief Administrative Officer	177,063		60,089

Paul D. Gilbert Former Executive Vice President, Chief Legal Officer and Corporate Governance Officer	118,201	(1)	37,854	(1)

Executive Officer Group	2,224,506		765,542

Non-Executive Officer Director Group	—		113,879

LifePoint Health, Inc. | 2018 Proxy Statement	71

AMENDMENT OF THE COMPANY'S 2013 LONG-TERM INCENTIVE PLAN (PROPOSAL 4)

Name and Position	Number of Options Granted	Number of Targeted RSUs Granted

Non-Executive Officer Employee Group	1,389,851	901,249

(1)
All unvested options and RSUs held by Mr. Gilbert were forfeited upon his resignation.

The following table provides aggregate information as of December 31, 2017, with respect to shares of Common Stock that may be issued in accordance with our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Security Holders	4,450,501(1)	$53.03(2)	2,565,710(3)

Equity Compensation Plans not Approved by Security Holders	None	None	None

Total	4,450,501	$53.03	2,565,710

(1)
Includes the following:

4,445,537 shares of Common Stock to be issued upon exercise of outstanding stock options granted in accordance with the Amended and Restated 1998 Long-Term Incentive Plan and the 2013 Plan; and

4,964 shares of Common Stock to be issued upon the vesting of deferred stock outstanding in accordance with the Outside Directors Stock and Incentive Compensation Plan.

(2)
Upon vesting, deferred stock units are settled for shares of common stock on a one-for-one basis. Accordingly, deferred stock units have been excluded for purposes of computing the weighted-average exercise price

(3)
Includes the following:

2,538,497 shares of Common Stock available for issuance in accordance with the 2013 Plan; and

27,233 shares of common stock available for issuance in accordance with the Amended and Restated Management Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4.

72	2018 Proxy Statement | LifePoint Health, Inc.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OUR SHAREHOLDERS

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The tables below set forth certain information as of December 31, 2017 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, nominee for director and NEO of the Company who owns Common Stock and (3) all directors and executive officers as a group. As of December 31, 2017, there were 39,357,877 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	4,208,156	(1)	10.83%

Wellington Management Group, LLP 280 Congress Street Boston, MA 02210	3,450,600	(2)	8.75

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,416,211	(3)	8.70

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,338,815	(4)	8.47

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,245,649	(5)	8.29

LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	2,107,457	(6)	5.35

(1)
As reported in the Schedule 13G/A filed on February 9, 2018 with the SEC, the beneficial owner claims to have sole voting power with respect to 4,208,156 shares of Common Stock and sole dispositive power with respect to 4,267,475 shares of Common Stock.

(2)
As reported in the Schedule 13G/A filed on February 8, 2018 with the SEC, the beneficial owner claims to have shared voting power with respect to 1,828,122 shares of Common Stock and shared dispositive power with respect to 3,450,600 shares of Common Stock.

(3)
As reported in the Schedule 13G/A filed on January 25, 2018 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,262,550 shares of Common Stock and sole dispositive power with respect to 3,416,211 shares of Common Stock.

(4)
As reported in the Schedule 13G/A filed on February 9, 2018 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,283,621 shares of Common Stock and sole dispositive power with respect to 3,338,815 shares of Common Stock.

(5)
As reported in the Schedule 13G/A filed on February 9, 2018 with the SEC, the beneficial owner claims to have sole voting power with respect to 20,510 shares of Common Stock, shared voting power with respect to 5,166 shares of Common Stock, sole dispositive power with respect to 3,245,649 shares of Common Stock and shared dispositive power with respect to 22,387 shares of Common Stock.

(6)
As reported in the Schedule 13G filed on February 13, 2018 with the SEC, the beneficial owner claims to have solve voting power with respect to 949,571 shares of Common Stock and sole dispositive power with respect to 2,107,457 shares of Common Stock.

LifePoint Health, Inc. | 2018 Proxy Statement	73

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Security Ownership of Management and Directors

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

William F. Carpenter III	2,097,141		5.1%

David M. Dill	942,351		2.4

Michael S. Coggin	84,883		*

John P. Bumpus	300,837		*

Paul D. Gilbert	146,001	(2)	*

Kermit R. Crawford	7,244	(3, 4)	*

Richard H. Evans	28,421	(3)	*

Michael P. Haley	38,258	(3)	*

Marguerite W. Kondracke	24,275	(3)	*

John E. Maupin, Jr.	29,016	(3)	*

Jana R. Schreuder	7,244	(3, 4)	*

Reed V. Tuckson	14,003	(3)	*

Directors and executive officers as a group (12 persons)	3,719,671		8.8%

*
Less than one percent.

(1)
The following amounts are included in the number of shares beneficially owned by an individual as reported in the table above:

Name	Shares Underlying Options(a)	Shares Owned Through Retirement Plan(b)

Carpenter	1,673,324	1,629

Dill	727,391	937

Coggin	70,536	—

Bumpus	188,037	849

Gilbert	118,067	—

(a)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that were exercisable as of December 31, 2017, or became exercisable within 60 days after December 31, 2017, are deemed outstanding.

(b)
The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan.
(2)
Mr. Gilbert's ownership is as of February 14, 2017, the effective date of his resignation as an executive officer of the Company.

(3)
The ownership for each individual except Mr. Crawford and Ms. Schreuder includes 2,284 RSUs granted on June 3, 2015 under the 2013 Plan. These RSUs became vested on December 4, 2015 with a deferred settlement date on June 3, 2018.

The ownership for each individual includes 2,684 RSUs granted on June 8, 2016 under the 2013 Plan. These RSUs became vested on December 9, 2016 with a deferred settlement date on June 8, 2019.

The ownership for each individual includes 3,008 RSUs granted on June 8, 2017 under the 2013 Plan. These RSUs became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

Further, the ownership for Dr. Maupin and Mr. Evans includes deferred stock units, granted under the Amended and Restated Outside Directors Stock and Incentive Compensation Plan, payable in shares of Common Stock as follows:

Name	Deferred Stock Units

Evans	1,080

Maupin	3,884

(4)
The ownership for Mr. Crawford and Ms. Schreuder includes 1,552 RSUs granted on March 10, 2016 under the 2013 Plan. These RSUs became vested on September 11, 2016 with a deferred settlement date of March 10, 2019.

74	2018 Proxy Statement | LifePoint Health, Inc.

USER'S GUIDE

USER'S GUIDE

Shareholder Proposals for Inclusion in the 2019 Proxy Statement

To be considered for inclusion in the Company's proxy statement for the 2019 annual meeting of shareholders, shareholder proposals, submitted in accordance with SEC Rule 14a-8, must be received at the Company's corporate offices no later than December 26, 2018. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027.

Other Shareholder Proposals for Presentation at the 2019 Annual Meeting

The Company's By-Laws require that any shareholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2019 annual meeting of shareholders, must be received at the Company's corporate offices not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, proposals submitted pursuant to these provisions of the By-Laws, including director nominations, must be received no earlier than February 5, 2019 and no later than the close of business on March 7, 2019. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027 and include the information set forth in the By-Laws, which are available under the "Investors — Corporate Governance" section of the Company's website at www.LifePointHealth.net. SEC rules permit management to vote proxies in its discretion if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder's compliance with this deadline.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with any of the independent directors, including Board committee chairs and the Lead Director, by using the following address:

    LifePoint Health, Inc.
    Board of Directors
    c/o Corporate Secretary
    330 Seven Springs Way
    Brentwood, Tennessee 37027

All written communications received in such manner will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

Voting Securities

You are entitled to vote if you were a shareholder of record as of the close of business on April 13, 2018. On such date, there were 38,877,278 shares of Common Stock outstanding.

Quorum Requirements

In order to obtain a quorum to conduct the Annual Meeting, the holders of a majority of the shares of our Common Stock issued and outstanding at the record date must be present at the Annual Meeting in person or represented by proxy. Shareholders who deliver valid proxies or attend in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker "non-votes" (explained below) will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

Vote Required for Election, Approval and Ratification

Election of Directors (Proposal 1):

If a quorum is present, directors are elected by a majority of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company's Amended and Restated Certificate of Incorporation does not provide for

LifePoint Health, Inc. | 2018 Proxy Statement	75

USER'S GUIDE

cumulative voting and, accordingly, the shareholders do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 2):

Shareholder ratification of the Audit and Compliance Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company's shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Say on Pay (Proposal 3):

If a quorum is present, approval of the resolution to approve, on an advisory basis, the compensation of the NEOs requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Approval of Amendment of the Company's 2013 Long-Term Incentive Plan (Proposal 4):

Proposal 4 will become effective upon the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Abstentions and Broker Non-Votes:

If your shares are represented at the Annual Meeting, in person or by proxy, your shares will be counted for the purpose of determining if a quorum is present, even if you abstain from voting on a matter or include instructions in your proxy to abstain from voting on a matter. If you abstain with respect to Proposal 1, your abstention will have no effect on the outcome. Abstentions with respect to Proposals 2, 3 and 4 will have the same effect as a vote against such proposals.

If your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 2, even if it does not receive voting instructions from you. Proposals 1, 3 and 4 are "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on these proposals. When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as "broker non-votes." Those shares that are the subject of "broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting but are not considered "present" for purposes of voting on the non-discretionary items and will therefore have no impact on the vote.

76	2018 Proxy Statement | LifePoint Health, Inc.

USER'S GUIDE

Manner for Voting Proxies

Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly completed and delivered proxies received by phone, by Internet or by mail before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.

Review Your Proxy Statement and Vote in One of Four Ways:

VIA THE INTERNET Visit the website listed on your proxy card or notice of internet availability of proxy materials	BY TELEPHONE Call the telephone number on your proxy card or notice of internet availability of proxy materials
BY MAIL Sign, date and return your proxy card in the enclosed envelope	IN PERSON Attend the Annual Meeting and vote in person

We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your proxy gives authority to Michael S. Coggin, the Company's Executive Vice President and Chief Financial Officer, and Jennifer C. Peters, the Company's General Counsel and Corporate Secretary, or either of them, with full power of substitution, to vote on such matters at their discretion.

Solicitation of Proxies

The Company will pay all expenses of the Annual Meeting that it incurs, including any cost for mailing the Notices of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The directors, officers and employees of the Company may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts.

The Company also has retained Georgeson Inc. to assist in the solicitation of proxies. The Company expects to pay Georgeson a fee of $15,000 for its services and will reimburse Georgeson for reasonable out-of-pocket expenses. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the Notice of Internet Availability and, if specifically requested, printed proxy materials to their principals and will pay Georgeson a service fee for coordinating with such parties on the Company's behalf.

Requesting Copies of the 2017 Annual Report on Form 10-K

A copy of the proxy statement and the annual report on Form 10-K is available on the Internet as indicated on the Notice of Internet Availability. Additionally, upon the written request of any shareholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the 2017 Annual Report on Form 10-K filed with the SEC. Such requests should be directed to Investor Relations, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, (615) 920-7000. The 2017 Annual Report on Form 10-K is also available on the "Investors — SEC Filings" section of the Company's website at www.LifePointHealth.net.

Delivery of Documents to Shareholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability sent to multiple shareholders of record who have the same address by delivering a single annual report, proxy statement

LifePoint Health, Inc. | 2018 Proxy Statement	77

USER'S GUIDE

or Notice of Internet Availability to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are shareholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you receive more than one Notice of Internet Availability, this means that you have multiple accounts holding the Common Stock with brokers and/or the Company's transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Shareholders

The Company has elected to provide its Proxy Statement and Annual Report to Shareholders over the Internet through a "notice and access" model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Shareholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of its annual meetings on the environment.

78	2018 Proxy Statement | LifePoint Health, Inc.

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Appendix A — Non-GAAP Financial Measures

Normalized Revenues, Adjusted Normalized Revenues, Normalized EBITDA and Adjusted Normalized EBITDA, and Normalized Diluted EPS

Normalized Revenues and Adjusted Normalized Revenues

The Company's normalized revenues for the year ended December 31, 2017 exclude a $72.6 million charge recorded to the provision for doubtful accounts as a result of a change in the Company's accounting estimate of the collectability of accounts receivable identified by the Company's management during the process of installing new systems and developing enhanced analytical procedures in order to centralize, standardize and refine its estimation processes to more precisely estimate the collectability of accounts receivable at a more detailed and disaggregated level. Additionally, Adjusted Normalized Revenues exclude $100.0 million in revenues from disposed hospitals.

The following table reconciles revenues as reflected in the consolidated statements of income to Normalized Revenues and Adjusted Normalized Revenues (in millions):

	Years Ended December 31,
	2017	2016
Revenues	$6,291.4	$6,364.0
Add:
Change in accounting estimate	72.6	—
Normalized Revenues	6,364.0	6,364.0
Less:
Revenues from disposal hospitals	(100.0)	—

Adjusted Normalized Revenues	$6,264.0	$6,364.0

Normalized EBITDA and Adjusted Normalized EBITDA

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; other non-operating losses, net; provision for income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests (when applicable for the periods presented). Normalized EBITDA excludes the impact of the $72.6 million increase recorded to the provision for doubtful accounts during the fourth quarter of 2017 as a result of a change in the Company's accounting estimate of the collectability of accounts receivable, $4.8 million in severance costs recognized during the fourth quarter of 2017 and $24.7 million in charges related to cardiology-related lawsuits recognized during the year ended December 31, 2016. In addition, Adjusted Normalized EBITDA excludes the impact of $4.0 million of delayed revenue recognized in connection with the extension of certain provisions of Medicare reimbursement, $2.9 million gain resulting from the settlement of certain cardiology-related matters, $0.4 million operating loss from disposed hospitals. LifePoint's management and Board of Directors use Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA to evaluate the Company's operating performance and as a measure of performance for incentive compensation purposes. LifePoint's credit facilities use Adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA are measures of performance used by some investors, equity analysts, rating agencies and lenders to make informed decisions as to, among other things, the Company's ability to incur and service debt and make capital expenditures. In addition, multiples of current or projected Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA are used by some investors and equity analysts to estimate current or prospective enterprise value. Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA should not be considered as measures of financial performance in accordance with GAAP, and the items excluded from Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the condensed consolidated financial statements as an indicator of financial performance. Because Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA, Normalized EBITDA and Adjusted Normalized EBITDA as presented may not be comparable to other similarly titled measures of other companies.

LifePoint Health, Inc. | 2018 Proxy Statement	A-1

APPENDIX A — NON-GAAP FINANCIAL MEASURES

The following table reconciles net income as reflected in the consolidated statements of income to Normalized EBITDA and Adjusted Normalized EBITDA (in millions):

	Years Ended December 31,
	2017	2016
Net income	$112.9	$131.8
Less:
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(10.5)	(9.9)

Net income attributable to LifePoint Health, Inc.	102.4	121.9
Adjust:
Depreciation and amortization	350.6	344.6
Interest expense, net	148.8	149.2
Other non-operating losses, net	9.1	23.2
Provision for income taxes	46.9	73.0
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	10.5	9.9
Change in accounting estimate	72.6	—
Severance costs	4.8	—
Cardiology-related lawsuits	—	24.7

Normalized EBITDA	745.7	746.5
Add:
Medicare extenders	4.0	—
Settlement of cardiology-related matters	(2.9)	—
Operating loss from disposed hospitals	0.4	—

Adjusted Normalized EBITDA	$747.2	$746.5

Normalized Diluted EPS

From time to time, the Company incurs certain non-recurring gains or losses that are non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, LifePoint's management and Board of Directors typically exclude these gains or losses when evaluating the Company's operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that some investors and equity analysts exclude these or similar items when evaluating the Company's current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders as a supplement to the comparable GAAP measure diluted earnings per share attributable to LifePoint Health, Inc. stockholders. Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered a measure of financial performance in accordance with GAAP, and the items excluded from normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders are significant components in understanding and assessing financial performance. Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered in isolation or as an alternative to diluted earnings per share attributable to LifePoint Health, Inc. stockholders as presented in the condensed consolidated financial statements.

The following table reconciles diluted earnings per share attributable to LifePoint Health, Inc. stockholders as reflected in the consolidated statements of income to normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders:

A-2	2018 Proxy Statement | LifePoint Health, Inc.

APPENDIX A — NON-GAAP FINANCIAL MEASURES

	Years Ended December 31,		Target December 31,
	2017	2016	2017
Diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$2.51	$2.82	$4.21
Adjustments (net of income taxes):
Change in accounting estimate	1.13	—	—
Severance costs	0.07	—	—
Impairments of long-lived assets	0.67	0.02	—
Tax Cuts and Jobs Act	(0.44)	—	—
Gains on home health partnership transaction	(0.35)	—	—
Gain on settlement of contingent liability	(0.28)	—	—
Loss on disposal of hospital	0.32	—	—
Cardiology-related lawsuits	—	0.36	—
Debt transaction costs	—	0.32	—

Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders	3.63	3.52	$4.21

LifePoint Health, Inc. | 2018 Proxy Statement	A-3

APPENDIX B — AMENDMENT TO AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

Appendix B — Amendment to Amended and Restated 2013 Long-Term Incentive Plan

AMENDMENT TO THE LIFEPOINT HEALTH, INC.

2013 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT to the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (the "Plan") is effective as of the 5th day of June, 2018.

WHEREAS, LifePoint Health, Inc. (the "Company") established the Plan to motivate, retain, and reward high-quality service providers by enabling them to acquire or increase a proprietary interest in the Company through stock ownership and other rights.

WHEREAS, Section 10(e) of the Plan provides that the Board of Directors of the Company may amend the Plan; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to (i) increase the number of shares of the Company's stock that are available for awards granted under the Plan by 1,300,000 shares, resulting in a total of 9,989,212 shares available under the Plan, and (ii) clarify the minimum vesting period requirement;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.     By replacing Section 4(a) in its entirety as follows:

  (a)    Limitation on Overall Number of Shares Available for Delivery Under Plan.    Subject to adjustment as provided in Section 10(c) hereof, the total aggregate number of Shares authorized and reserved for delivery under the Plan shall be nine million, nine hundred eighty-nine thousand, two hundred twelve (9,989,212), consisting of three million six hundred thousand (3,600,000) Shares initially reserved when the Plan was adopted, three million three hundred sixty-eight thousand six hundred eleven (3,368,611) Shares added by amendment effective June 2, 2015, one million seven hundred twenty thousand six hundred one (1,720,601) shares added by the amendment and restatement of the Plan effective June 6, 2017, and one million three hundred thousand (1,300,000) Shares added by this amendment effective June 5, 2018. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares; provided, however, that any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and 09/100 (2.09) Shares for every one (1) Share granted.

II.    By replacing Section 7(f) in its entirety as follows:

  (f)    Minimum Vesting Requirements.    Notwithstanding any other provision of the Plan to the contrary, no Awards granted on or after June 5, 2018, shall become vested prior to one (1) year following the date the Award is made; provided, however, that, notwithstanding the foregoing, (i) the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant's death, Disability, retirement, or the involuntary termination of the Participant's employment without Cause or for Good Reason or upon a Change in Control; and (ii) Awards granted on or after June 5, 2018, that result in the issuance of up to 5% of the Shares that may be authorized for grant under Section 4(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

Except as otherwise set forth herein, all other terms and provisions of the Plan shall remain in full force and effect.

LifePoint Health, Inc. | 2018 Proxy Statement	B-1

APPENDIX B — AMENDMENT TO AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HEALTH, INC.
By:
Name:
Title:

B-2	2018 Proxy Statement | LifePoint Health, Inc.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LIFEPOINT HEALTH, INC. 330 SEVEN SPRINGS WAY BRENTWOOD, TN 37027 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by LifePoint Health, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E47609-P06676 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LIFEPOINT HEALTH, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! 1a. Marguerite W. Kondracke 1b. John E. Maupin, Jr. For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018. 3. Advisory vote to approve the compensation of the Company's named executive officers as presented in the proxy statement. 4. Approval of an amendment to the Company's Amended and Restated 2013 Long-Term Incentive Plan to (i) increase the number of authorized shares of common stock reserved for issuance; and (ii) clarify the minimum vesting periods for awards. NOTE: In their discretion, the proxies named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. If you are a participant in the LifePoint Health, Inc. Retirement Plan, the trustee named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! If you do not plan to vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E47610-P06676 This Proxy/Voting Instruction is solicited on behalf of the Company's Board of Directors LIFEPOINT HEALTH, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2018 The undersigned hereby authorizes and appoints Michael S. Coggin and Jennifer C. Peters, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Health, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m. Central Daylight Time on June 5, 2018, and any adjournment thereof, as indicated on the reverse side of this proxy/voting instruction card. The undersigned, if a participant in the LifePoint Health, Inc. Retirement Plan, hereby instructs Argent Trust, the trustee (the "Trustee") of the Trust Fund under the LifePoint Health, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned Plan account as specified on the reverse side of the proxy/voting instruction card at the Annual Meeting of Shareholders to be held on June 5, 2018. This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR ratification of the selection of the independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, and FOR approval of the amendment to the Company's Amended and Restated 2013 Long-Term Incentive Plan. THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE